As filed with the Securities and Exchange Commission on January 13, 1997
                                                  Registration No. 333-_______
-------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                 -----------------
                                     FORM SB-2

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               PUROFLOW INCORPORATED
                   (Name of Small Business Issuer in its Charter)


           Delaware                   508599                   13-1947195
  (State or jurisdiction of      (Primary Standard          (I.R.S. Employer
incorporation or organization)       Industrial            Identification No.)
                                   Classification
                                    Code Number)


                                16559 SATICOY STREET
                             VAN NUYS, CALIFORNIA 91406
                                   (818) 756-1388
                     (Address and telephone number of principal
                 executive offices and principal place of business)


 Michael H. Figoff, President           Copies to:
 16599 Saticoy Street                   Lawrence M. Braun, Esquire
 Van Nuys, California 91406             James M. Rene, Esquire
 (818) 756-1388                         Sheppard, Mullin, Richter & Hampton LLP
(Name, address and telephone number     333 South Hope Street
 of agent for service)                  Los Angeles, California 90071
                                        (213) 620-1780

                Approximate date of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                         Proposed      Proposed
Title of                                 Maximum       Maximum         Amount
Each Class of              Amount        Offering      Aggregate       of Regis-
Securities to              to be         Price Per     Offering        tration
be Registered              Registered    Unit (1)      Price (1)       Fee
--------------------------------------------------------------------------------
Common Stock, $.01 par     2,530,000     $1.00         $2,530,000      $872.41
value                      shares(2)
--------------------------------------------------------------------------------
Placement Agents'          177,100       $0.001        $177.10         $0.06
Options to
Purchase Common Stock
--------------------------------------------------------------------------------
Common Stock Underlying    177,100       $1.00         $177,100        $61.07
Placement Agents'          shares(2)
Options (3)
================================================================================
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).
(2) Includes the registration for resale of the following: (i) 2,530,000 shares of Common Stock issued in a private placement in July 1996 and (ii) 177,100 shares of Common Stock (subject to adjustment) issuable upon the exercise of options issued to the Placement Agents in connection with the foregoing private placement.
(3) Issuable upon exercise of options to purchase Common Stock issued to the Placement Agents.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                            EXHIBIT INDEX ON PAGE 60

--------------------------------------------------------------------------------
                             PUROFLOW INCORPORATED

                              -------------------

                             CROSS REFERENCE SHEET
                 Showing Location in Prospectus of Information
                        Required by Items of Form SB-2

                              -------------------


Form SB-2 Item Number and Caption             Prospectus Caption
---------------------------------             ------------------
1.    Front of Registration Statement and     Outside Front Cover Page
      Outside Front Cover of Prospectus       of Prospectus

2.    Inside Front and Outside Back Cover     Inside Front Cover Page of
      Pages of Prospectus                     Prospectus; Outside Back
                                              Cover Page of Prospectus;
                                              Additional Information

3.    Summary Information and Risk Factors    Prospectus Summary; Risk Factors

4.    Use of Proceeds                         Use of Proceeds

5.    Determination of Offering Price         Not Applicable

6.    Dilution                                Not Applicable

7.    Selling Security Holders                Selling Security Holders and Plan
                                              of Distribution

8.    Plan of Distribution                    Selling Security Holders and Plan
                                              of Distribution

9.    Legal Proceedings                       Legal Proceedings

10.   Directors, Executive Officers,          Management
      Promoters and Control Persons

11.   Security Ownership of Certain           Principal Stockholders
      Beneficial Owners and Management

12.   Description of Securities               Dividend Policy; Capitalization;
                                              Description of Capital Stock

13.   Interest of Named Experts and Counsel   Not Applicable

14.   Disclosure of Commission Position on    Management - Limitation of
      Indemnification for Securities Act      Directors' and Officers'
      Liabilities                             Liability and Indemnification

15.   Organization Within Last Five Years     Related Party Transactions

16.   Description of Business                 Prospectus Summary; Risk Factors;
                                              Management's Discussion and
                                              Analysis of Financial Condition
                                              and Results of Operations;
                                              Business

17.   Management's Discussion and Analysis    Management's Discussion and
      or Plan of Operation                    Analysis of Financial Condition
                                              and Results of Operations

18.   Description of Property                 Business

19.   Certain Relationship and Related        Related Party Transactions
      Transactions

20.   Market for Common Equity and Related    Outside Front Cover Page of
      Stockholder Matters                     Prospectus; Dividend Policy;
                                              Capitalization; Description of
                                              Capital Stock; Principal
                                              Stockholders

21.   Executive Compensation                  Management

22.   Financial Statements                    Financial Statements

23.   Changes in and Disagreements With       Changes in Accountants
      Accountants on Accounting and
      Financial Disclosure

                SUBJECT TO COMPLETION, DATED ____________, 1997

PROSPECTUS

                             PUROFLOW INCORPORATED

                               2,707,100 Shares

                         Common Stock, $.01 Par Value

      This Prospectus relates to (i) 2,530,000 shares of Common Stock, $.01 par value ("Common Stock") of Puroflow Incorporated, a Delaware corporation (the "Company"), heretofore issued to certain persons listed as the Selling Security Holders in a private placement consummated in July 1996, (ii) options ("Options" and together with the shares of Common Stock underlying such Options, the "Securities") to purchase 177,100 shares of Common Stock issued to certain persons associated with Toluca Pacific Securities Corporation, which acted as placement agent in connection with the foregoing private placement (collectively, "Placement Agents"), and (iii) 177,100 shares of Common Stock (subject to adjustment) issuable upon exercise of the Options. See "Selling Security Holders and Plan of Distribution." The Securities are being offered for the respective accounts of the Selling Security Holders and the Placement Agents, and will be sold from time to time by the Selling Security Holders and the Placement Agents in the national over-the-counter market or otherwise at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of the Securities.

      The Securities offered hereby were acquired by the Selling Security Holders and the Placement Agents from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the Securities under the Securities Act to allow for future sales by the Selling Security Holders and the Placement Agents to the public without restriction. The Selling Security Holders and the Placement Agents may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Security Holders and Plan of Distribution."

      The Common Stock of the Company is traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board System (the "Bulletin Board System") under the symbol "PURO." On January 10, 1997, the closing price of the Common Stock as reported on the Bulletin Board System was $31/32.

          The Securities offered hereby involves a high degree of risk.
                     See "Risk Factors" beginning on page 7.
                                 ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1997

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                   ---------------

                                AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

      The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report thereon by independent certified public accountants after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

      The Company has filed with the Commission a registration statement on Form SB-2 (together with all amendments and exhibits, herein referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission (File No. 0-5622) pursuant to the Exchange Act are incorporated herein be reference:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996;

      (2) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996;

                                       -2-

      (3) The Company's Current Report on Form 8-K filed with the Commission on July 12, 1996;

      (4) The Company's Current Report on Form 8-K filed with the Commission on July 18, 1996;

      (5) The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996;

      (6) The Company's Current Report on Form 8-K filed with the Commission on August 22, 1996;

      (7) The Company's Current Report on Form 10-Q for the quarter ended October 31, 1996; and

      (8) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering of the Common Stock.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED
TO: PUROFLOW INCORPORATED, 16559 SATICOY STREET, VAN NUYS, CA 91406, ATTENTION:
PRESIDENT, TELEPHONE: (818) 756-1388.

                             PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS."

      The Company designs and manufactures specialized filtration devices. The Company's specialty high performance filtration products are designed and manufactured to meet specific customer needs. The Company's products are used in automobile airbag inflators, aerospace, petrochemical and a wide range of commercial and industrial applications. The Company believes its products are state-of-the-art in filtration technology, and the Company believes each such product achieves effectiveness of performance through a careful selection of materials ranging from all welded titanium construction to epoxy assembled paper elements.

      The Company produces filters which are an integral part of conventional pyrotechnic automotive airbag inflators. The primary functions of the airbag filter is to control the expansion of the hot gas into the inflating bag, to prevent hot particles of combustion from entering the expanding bag, and to cool the hot expanding gas. The Company's filters are comprised of a blend of woven wire meshes and random fiber materials.

      The Company also designs, manufactures and operates high precision machines to fabricate airbag filters. Because such machines require minimal time for tooling changes between production runs of different filter types, the Company believes that these methods result in greater flexibility and lower unit costs without compromising the high reliability which the Company believes is essential for automotive airbag filters.

      The Company designs, develops and produces new filters in response to requests for proposals made by various airbag inflator manufacturers, both domestic and foreign. The Company intends to continue to enhance its technology and product development in order to meet the changing needs of airbag manufacturers and their customers. The Company is developing filters for the next generation azide and non-azide passenger and side impact airbag applications. No assurance can be given when, if ever, such products will be available for commercial sale, or whether such products will be successful.

      The Company also designs and manufactures precision filtration products for critical applications. Specializing in highly reliable, all metallic filters of standard and custom design, the Company's products range from filters in hydraulic, fuel and pneumatic systems, and large cryogenic and petrochemical filters. The Company also designs and manufactures surface tension devices for propellant management in missiles and satellites using porous metal, high-performance filter media and specialized gas tungsten arc welding processes.

      The Company supplies filters for United States space applications, including the Space Shuttle program, various commercial and military satellites, launch vehicles and boosters, and ground support equipment. The Company, through its "Michigan Dynamics" brand, supplies lightweight airframe fuel filters for helicopters and sells these products to the United States Army, Bell Helicopter and several offshore helicopter manufacturers. The Company is also exploring new applications with McDonnell Douglas Helicopter and Sikorsky Helicopter. The Company's discussions, however, are preliminary discussions only, and no assurance can be given, when, if ever, any agreement can be reached with any of such parties, or if reached that any ensuring agreement would be on terms favorable to the Company.

      The Company also supplies aftermarket filtration products used in jet aircraft and turboshaft powered aircraft and helicopters. Utilizing reverse engineering techniques, the Company produces "generic plain wrap" filters for use in the aftermarket. The Company has, and tries to obtain, exclusive agreements with its distributors for a particular market segment.

      The Company was incorporated in Delaware in 1961 and has its principal offices located at 16559 Saticoy Street, Van Nuys, California 91406. The Company's telephone number is (818) 756-1388.


                                THE OFFERING


Securities Offered.......................... 2,530,000 shares of Common
                                             Stock held by the Selling Security
                                             Holders, 177,100 Options to
                                             purchase shares of Common Stock and
                                             177,100 shares of Common Stock
                                             underlying such Options held by the
                                             Placement Agents. See "Selling
                                             Security Holders and Plan of
                                             Distribution."

Risk Factors................................ The securities offered hereby involve a high degree of risk. See
                                             "Risk Factors."

Bulletin Board System Symbol................ PURO

                        SUMMARY FINANCIAL INFORMATION

                                                                          Nine Months Ended
                                            Year Ended January 31,            October 31,
                                            ----------------------            -----------
                                             1995           1996          1995          1996
                                             ----           ----          ----          ----
                                          (Unaudited)                 (Unaudited)
Consolidated Statements of Operations
  Data:
Net sales ............................   $ 9,044,707    $ 8,815,889   $ 6,626,725   $ 6,116,478
Gross profit .........................     1,400,285      2,858,882     2,080,528     1,930,979
Income (loss) from continuing
  operations before taxes ............      (521,242)       880,739       593,542       428,733
Net income (loss) from continuing
  operations .........................   $  (526,842)   $   875,139   $   587,942   $   423,133
Net income (loss) ....................   $(2,372,156)   $   898,119   $   520,678   $   423,133
                                         ===========    ===========   ===========   ===========
Earnings (loss) per share<F1> ........   $     (0.53)   $      0.19   $      0.11   $      0.07
                                         ===========    ===========   ===========   ===========
Weighted average common and dilutive
  common equivalent shares outstanding     4,508,521      4,631,740     4,578,521     5,678,651

                                                               October 31, 1996
                                                               ----------------
Consolidated Balance Sheet Data:
Cash.......................................................      $   163,799
Current assets.............................................        3,154,299
Current liabilities........................................          847,892
Working capital............................................        2,306,407
Total assets...............................................        4,127,106
Total debt.................................................                0
Stockholders' investment...................................        3,279,214


<F1>  The computation of the net income (loss) per common share (primary) is based on the weighted average number of common shares and common share equivalents outstanding.

                                RISK FACTORS

      An investment in the Securities being offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing the Securities offered hereby.

Recent Substantial Losses; No Assurance of Future Profitability
---------------------------------------------------------------
      As recently as the fiscal years ended January 31, 1995 and 1994, the Company incurred substantial losses of $2,372,156 and $565,926, respectively. In its efforts to return to profitability, the Company sold off three divisions to focus on its traditional strength in high performance filtration. In November 1994, the Company sold its ultraviolet water product subsidiary, Ultra Dynamics Corporation. In the year ended January 31, 1996, the Company sold its valve product subsidiary, Decca Valves Corporation and shut down operations of its Michigan Dynamics subsidiary. There is no assurance that the Company's efforts and strategy will result in profitable operations in the future.

Recent Termination of Receivership Resulting from Default in Credit
Agreement; Potential Default
-------------------------------------------------------------------
      The Company was a party to a credit agreement (the "Credit Agreement") with Imperial Bank (the "Bank"). The terms of the Credit Agreement included certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. As a result of the Company's default of certain such covenants, the Bank filed a lawsuit against the Company in 1995 in the Superior Court of California. As a result of such lawsuit, on May 1, 1995, the Superior Court of California appointed and the Company entered into a stipulation for the establishment of a receivership (the "Receivership") and the appointment of a receiver (the "Receiver"). The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership was terminated by order of the Superior Court of California and control of the Company was returned to the Board of Directors and management. The Company has obtained a new $750,000 revolving bank credit line and a $300,000 non-revolving, equipment acquisition credit line. The terms of both loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. There is no assurance that the Company will not default under any of such restrictive covenants. Any such default could have a material adverse effect on the Company and its operations.

Litigation
----------
      As set forth under "Legal Proceedings," the Company is a party to various legal proceedings. At October 31, 1996, the Company had a reserve recorded of $232,000 in anticipation of certain judgments against the Company and may record additional accruals. The Company believes it will prevail in its defenses and does not expect that such litigation will have a material adverse effect on its financial position or results of operations. However, there can be no assurance that the Company will prevail in its defenses. In the event that one or more of such cases is decided against the Company, the effect of such decisions could have a material adverse effect upon the Company and its financial position and results of operations.

Dependence on the Automotive Industry
-------------------------------------
      As a supplier to the automotive industry, the Company's business is dependent on many factors including the level of domestic vehicle sales, which are cyclical and dependent on, among other things, the economy, consumer spending, potential work stoppages, adverse weather conditions, potential problems with obtaining supplies and other risks of production. In addition, the Company's business is subject to the seasonal characteristics of the automotive industry in which there are seasonal shutdowns in the third and fourth calendar quarters of each year, which typically result in lower shipments of airbag filters during these quarters. Reduced growth or contraction in the automotive industry may have a material adverse effect on the Company's future operating results.

Pricing of Automotive Filters
-----------------------------
      The continued sale of the Company's airbag filters is conditioned upon, among other things, the Company's prices remaining competitive. The Company anticipates that there will be continued downward pressure on the price of its products over the next several years as a result of competition and slackening demand by automakers. As the Company's volume of sales of airbag filters has increased, the price per unit has decreased and is expected to continue to decrease. If the unit price declines in the future are not accompanied by corresponding decreases in production costs, the Company's profit margin may be adversely affected. The Company's future profitability will depend on, among other things, its ability to continue to improve its manufacturing efficiencies and maintain a cost structure that will enable the Company to offer competitive prices. The Company anticipates that it will continue to incur capital expenditures to accomplish these objectives. There is no assurance that the Company will have the resources to meet such objectives. The inability of the Company to offer competitive prices for its products would have a material adverse effect on its business.

Product Liability
-----------------
      The Company maintains general liability, automobile, product liability, workers' compensation, and employer's liability insurance coverage. The Company is engaged in various businesses which could expose it to claims for injury, resulting from the failure of products sold by it. The Company has product liability insurance, covering in such amounts and against such risk as management believes advisable, in light of the Company's business and the terms and cost of such insurance. There is no assurance that claims will not arise in the future in excess of such insurance or that the Company will maintain the same level of insurance coverage in the future.

Dependence on the Automotive Airbag Business and Customer Concentration
-----------------------------------------------------------------------
      The Company's sale of airbag filters is dependent upon the continued increased demand for automotive airbag systems. Sales of airbag filters accounted for approximately 50% of net sales during fiscal 1996 and approximately 43% of net sales during the nine months ended October 31, 1996. There is no assurance that airbag systems will continue to be the commercially preferred system for supplemental passenger restraints. In addition, new technologies for airbags (such as hybrid inflation of inert gases rather than pyrotechnic ignition) may be developed which, if successful, could render the

Company's products obsolete or, at a minimum, compete with current airbag systems. In recent years, substantially all of the Company's airbag filters manufactured have been sold to certain manufacturers on a purchase order basis, although the Company has supplied prototype filters to other manufacturers and is in the process of qualifying its airbag filters for a third automotive airbag systems manufacturer. Additionally, while the Company is in the process of designing and developing new filters for possible use in advanced driver and passenger side airbags, the Company presently has no commitment from third parties to purchase such filters.

Competition
-----------
      A broad range of companies produce products or are capable of producing products that compete with products manufactured by the Company in its various markets. Many of these companies have significantly greater financial resources than the Company. Morton International, Inc. ("MII") and other major domestic airbag manufacturers, produce their airbag filter components in-house, and TRW, Inc. ("TRW") produces passenger side airbag filters for its own use. Other companies may choose to enter the automotive airbag filter market. There is no assurance that the Company's airbag manufacturer customers will not manufacture all their own filters or that the Company will be able to compete effectively in the future against independent manufacturers of airbag filters or of the Company's other products.

Defense Industry and Government Spending
----------------------------------------
      The Company has been supplying components for United States defense and space programs for over 30 years. Sales by the Company under contracts directly with the government accounted for approximately 9% of net sales in the nine months ended October 31, 1996. In addition, in many cases the Company's contracts are with prime or second-tier contractors to the United States government, and, while the Company is not able to track the end-user of its products in all cases, it estimates that approximately 29% of net sales during these periods were directly or indirectly to the United States government. While the Company is not dependent on any particular program, reliance upon defense and government space programs has certain inherent risks. The Company's contracts, direct or indirect, with respect to United States government agencies are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee. In addition, recent changes in governmental policies and political developments are expected to lead to a significant overall decrease in defense spending. These policy developments have impacted and are expected to continue to affect the Company, including new programs which otherwise might have utilized the Company's high performance filters. The Company intends to focus on commercial applications of such products and the continued supply of replacement parts to the government.

Government Regulation; Limited Number of Persons Eligible to Participate in Government Contract Bidding
---------------------------------------------------------------------------
      Demand for the Company's airbag filters is affected by federal safety regulations requiring the installation of' passive restraint systems in certain vehicles by certain dates. Although the Company believes that automotive safety requirements will not be relaxed, an extension of compliance deadlines or other regulatory changes could have an adverse effect on the demand for the Company's products.
                                       -9-

      Moreover, demand for the Company's airbag filters was initially affected by federal regulations requiring installation of airbags in passenger cars, light trucks, and vans. Consumer demand is now the leading force in the growth of this product segment. Demand for the Company's commercial aerospace products is affected by the Federal Aviation Administration Regulations for National and International Operations. While the Company believes that the trends in automotive safety is toward increased regulation and are beneficial to the Company, a decline in enforcement or compliance expenditures, a change in the regulations, or an emerging technology that would deem airbags as obsolete, could have a significant adverse effect on the demand for the products offered by the Company.

      United States government contracts and related customer orders subject the Company to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. This includes subjecting the Company to examinations by government auditors, and investigators, from time to time, to insure compliance and review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts). The United States government may limit the competitive bidding of any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively. The Company is currently qualified for small business, but not minority ownership, set-asides. To the extent bidding may be so limited, the Company has an opportunity to benefit from the reduced number of qualified bidders. No assurance can be given, however, that in the future the government will not expand the number of persons eligible to bid for such business or choose to open such bidding to a larger array of persons, which could have a material adverse effect upon the Company.

Dependence Upon Key Personnel
-----------------------------
      The Company's success depends to a significant degree upon the continued contributions of its management team, including Michael H. Figoff, and technical, marketing and sales personnel. While the Company has entered into an employment agreement with Mr. Figoff, the Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the filtration devices industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the filtration devices industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company. See "Management."

Shares Eligible for Future Sales and Outstanding Stock Options
--------------------------------------------------------------
      As of January 6, 1997, there are 7,108,521 shares of Common Stock outstanding of which 2,530,000 shares are "restricted securities" as defined under Rule 144 under the Securities Act. Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In addition, as of October 31, 1996, the Company had granted stock options to purchase in the aggregate 359,000 shares of its Common Stock at exercise prices ranging from $.25 to $.75, and under its Stock Option Plan, the Company has an additional 141,000 shares available for issuance pursuant to stock options. The exercise of currently outstanding options in the future would increase the number of shares of Common Stock outstanding and could have a dilutive effect on the Common Stock and prevent the Company from raising additional financing if required.

No Cash Dividends
-----------------
      The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. To date, the Company has not paid any cash dividends. The Board does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

Issuance of Preferred Stock
---------------------------
      The Company's Certificate of Incorporation permits its directors to designate the terms of and issue shares of Preferred Stock. The issuance of shares of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock by, among other matters, establishing preferential dividends, liquidation rights and voting power. Although the Company has no present intention to issue shares of Preferred Stock, the issuance thereof might render it more difficult, and therefore discourage, an unsolicited takeover proposal such as a tender offer, proxy contest or the removal of incumbent management, even if such actions would be in the best interest of the Company's stockholders.

Common Stock Not Eligible for NASDAQ SmallCap Market System; Limited Trading Market for Common Stock
----------------------------------------------------------------------------
      The Company does not meet the qualifications to have its Common Stock approved for quotation on the NASDAQ SmallCap Market system (the "NASDAQ System"). There can be no assurance when, if ever, the Company will qualify for the NASDAQ System. The Company's Common Stock was delisted from trading on the NASDAQ System on June 9, 1995 as a result of the Company's failure to meet minimum capital requirements of $1,000,000. Since such time, the Company's Common Stock has traded, and continues to trade, on the Bulletin Board System, and reported by the National Quotation Service (Pink Sheets) under the symbol "PURO." The Company's Common Stock is thinly and sporadically traded and no assurance can be given a larger market will ever develop, or if developed, that it will be maintained. As a result, an investor in the shares of Common Stock offered hereby may not be able to dispose of its shares on favorable terms, or to obtain accurate quotations as to the value of its shares.

Risks of Low-Priced Securities
------------------------------
      Because the Company's Common Stock is not approved for quotation on the NASDAQ System, the Common Stock is subject to rules under the Exchange Act which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and "accredited investors". For transactions covered by such rules, a broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, such rules may affect the ability of broker-dealers to sell the Company's Common Stock and the ability of purchasers in this offering to sell any of their respective shares acquired in this offering in any secondary market that may develop for such Common Stock.

      The Commission has enacted rules that define a "penny stock" to be any equity security that has a price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions, including, securities listed on the NASDAQ System or on designated exchanges. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure statement prepared by the Commission relating to the penny stock market. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because the Company's shares of Common Stock are not listed on the NASDAQ System, or are not otherwise exempt from the provisions of the Commission's "penny stock" rules, such rules may also affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell any of their shares acquired hereby in any secondary market that may develop.

Forward Looking Statements and Associated Risks
-----------------------------------------------
      This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in the Company's financial condition and results of operations; (ii) the Company's business strategy for expanding its presence in the specialized filtration devices industry; and (iii) the Company's ability to distinguish itself from its current and future competitors. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated change in the specialized filtration devices industry; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will in fact transpire.

                               DIVIDEND POLICY

      Since its inception, the Company has not paid any dividends on its Common Stock. The Company intends to retain future earnings, if any, that may be generated from the Company's operations to help finance the operations and expansion of the Company and, accordingly, does not plan, for the reasonably foreseeable future, to pay dividends to holders of the Common Stock. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant.

                               USE OF PROCEEDS

      All of the Securities offered hereby are being offered by the Selling Security Holders and the Placement Agents. The Company will not receive any of the proceeds from the sale of the Securities. See "Selling Security Holders and Plan of Distribution."

                             SELECTED FINANCIAL DATA
                                                              Nine Months Ended
                                    Year Ended January 31,       October 31,
                                    ----------------------       -----------
                                        1995       1996        1995       1996
                                       ------     ------      ------     ------
                                        (in thousands, except per share data)
                                    (Unaudited)            (Unaudited)
STATEMENTS OF OPERATIONS DATA(1):
Net sales                             $ 9,045    $ 8,816     $ 6,627    $ 6,116
Cost of goods sold                      7,645      5,957       4,546      4,185
                                      -------    -------     -------    -------
Gross profit                            1,400      2,859       2,081      1,931
Selling, general &
  administrative expense                1,630      1,443       1,115      1,043
                                      -------    -------     -------    -------
Operating income (loss)                  (230)     1,416         966        888
Other income (expense)                     14         (3)         (2)         6
Interest expense                         (305)      (279)       (232)       (71)
Nonrecurring expenses(2)                 --         (253)       (138)      (394)
                                      -------    -------     -------    -------
Income (loss) from continuing
  operations before income taxes         (521)       881         594        429
Income tax expense                          6          6           6          6
                                      -------    -------     -------    -------
Income (loss) from continuing
  operations                             (527)       875         588        423
Income (loss) from
  discontinued operations              (1,845)        23         (67)      --
                                      -------    -------     -------    -------
Net income (loss)                     $(2,372)   $   898     $   521    $   423
                                      =======    =======     =======    =======
Net income (loss) per common share:
  From continuing operations          $ (0.12)   $  0.19     $  0.13    $  0.07
  From discontinued operations          (0.41)      0.00       (0.02)      --
                                      -------    -------     -------    -------
Primary earnings per share            $ (0.53)   $  0.19     $  0.11    $  0.07
                                      =======    =======     =======    =======
Weighted average number of shares       4,509      4,632       4,579      5,679

BALANCE SHEET DATA:
Working Capital                       $(1,214)   $   (13)    $  (360)   $ 2,306
Total Assets                            4,721      3,962       4,193      4,127
Long-Term Debt                             71       --            96       --
Stockholders' Equity                      185      1,083         706      3,279

(1) In November 1994, the Company sold its ultraviolet water product subsidiary, Ultra Dynamics Corporation. The subsidiary has been accounted for as a discontinued operation. In the year ended January 31, 1996, the Company sold its valve product subsidiary, Decca Valves Corporation and shut down operation of its Michigan Dynamics subsidiary. These two subsidiaries have been accounted for as discontinued operations. The selected data related to the years ended January 31, 1996 and 1995 and nine months ended October 31, 1996 and 1995 have been adjusted to reflect the discontinued operations.

(2) Nonrecurring expenses are comprised of a one-time legal fee of $89,834 charged by the Bank during August 1996, and the monthly administrative fees charged by the Receiver during the receivership period. The Receivership Estate began on May 1, 1995 and ended on August 22, 1996.


              SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

      The Selling Security Holders and the Placement Agents have advised the Company that sales of the Securities may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders and the Placement Agents may effect such transactions by selling the Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and the Placement Agents and/or the purchasers of securities for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Security Holders, the Placement Agents and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities and/or as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders and the Placement Agents may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from sales of the Securities by the Selling Security Holders or the Placement Agents. Sales of the Securities by the Selling Security Holders and the Placement Agents, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

      The can be no assurance that the Selling Security Holders or the Placement Agents will be able to sell some or all of the Securities listed for sale herein. See "Risk Factors."

      The following table sets forth certain information with respect to the Selling Security Holders and the Placement Agents for whom the Company is registering the Securities for sale to the public. The Company will not receive any of the proceeds from the sale of the Securities. There are no material relationships between any of the Selling Security Holders and the Placement Agents, on the one hand, and the Company, on the other hand. Beneficial ownership of the Securities by each Selling Security Holder and the Placement Agents after the sale will depend on the number of Securities sold by each Selling Security Holder and the Placement Agents. The Securities offered by the Selling Security Holders and the Placement Agents are not being underwritten.

                          SELLING SECURITY HOLDERS

                                     Number
                                    of Shares        Number      Beneficial
                                   Beneficially    of Shares     Ownership
Name of Selling                    Owned Prior       Being         After
  Stockholder                      to Offering      Offered       Offering
---------------                    -----------      -------       --------
Milton Koffman                         62,500        62,500           0
Dr. Eugene Snowden                     62,500        62,500           0
Dr. Eugene Snowden KEOGH               62,500        62,500           0
Jack McLeod                            50,000        50,000           0
Andre W. Iseli                         62,500        62,500           0
Ron Berger                             30,000        30,000           0
Timary K. Koller/Richard E. Koller     15,625        15,625           0
William Hurd                           30,000        30,000           0
Delaware Charter Guarantee &
  Trust FBO: Ronald I. Heller; IRA    312,500       312,500           0
Bette Nagelberg                       312,500       312,500           0
Lyonshare Venture Capital/
  Alan R. Lyons, Managing Ptnr.       250,000       250,000           0
Vestal Venture Capital/
  Alan R. Lyons, Managing Ptnr.       100,000       100,000           0
Alan Jablon                            25,000        25,000           0
Edda Brown                             15,000        15,000           0
Peter Blowitz(1)                       40,000        40,000           0
Camden Research Corp.                  30,000        30,000           0
Marlin M. Merhab                       15,000        15,000           0
John P. Konop                          15,000        15,000           0
Boston Safe Deposit Trust Co. FFC:
  Virginia Retirement System          625,000       625,000           0
Joy A. Svenson                         30,000        30,000           0
Victoria R. Miller                     15,000        15,000           0
James A. Cavaricci                    300,000       300,000           0
Conrad S. Haythorne & Elaine E.
 Haythorne Trustees FBO Elaine E.
 Haythorne Trust D/T/D 11/23/93        15,000        15,000           0
Manhattan Group Funding                64,375        64,375           0
Howard Falco(1)                        13,190        13,190           0
Patrick Sheedy(1)                      15,000        15,000           0
Ron Heller(1)                          20,300        20,300           0
Rick Smith(1)                          10,500        10,500           0
Cynthia Keefover(1)                    40,000        40,000           0
Paul Fiorini(1)                        68,110        68,110           0

TOTALS:                             2,707,100     2,707,100           0

(1) The securities being offered by such securityholder includes Options to purchase shares of Common Stock and the shares of Common Stock underlying such Options.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

      The Company was incorporated in Delaware in 1961, under the name Ultra Dynamics Corporation, and was originally engaged in the water purification business.

      In November 1968, the Company organized Puroflow Corporation to acquire all of the assets and liabilities of a business established in 1961, under the name Aerospace Components Corporation, and was primarily engaged in the manufacture of high performance filters for the aerospace industry. In 1980, the Company acquired Decca Valves Corporation, a corporation engaged in the manufacture of fluid control valves. The Company changed its name to Puroflow Incorporated in 1983. The Company acts as the holding company, directly or indirectly, for Puroflow Corporation.

      In fiscal 1989, the Company began designing, testing and producing filters for automotive airbag systems, primarily as an outgrowth of its expertise in aerospace filtration. During September 1992, the Company disposed of its Chemical Process Industry ("CPI") division, including CPI assets it had acquired from Michigan Dynamics Inc. ("MDI") in June 1992. During November 1994, the Company settled litigation with Glasco Ultraviolet Systems, Inc. and disposed of the operating assets of Ultra Dynamics Corporation, its ultraviolet water products subsidiary. During June 1995, the Company disposed of the inventory and intangible assets of Decca Valve Corporation and shut down its MDI subsidiary. The Company still markets certain filters under the MDI brand name. The disposal of these assets have been accounted for as a discontinued operation.

      The Company's principal products consist of automotive airbag filters and high performance filters. Net sales for each of these products lines for the fiscal years ended January 31, 1995 and 1996 and for the nine month periods ended October 31, 1995 and 1996 are as follows:

                                                           Nine Months Ended
                                  Year Ended January 31,      October 31,
                                  ----------------------      -----------
                                      1995       1996       1995        1996
                                      ----       ----       ----        ----
                                                 (in thousands)
Net Sales:
  Airbag Filters                     $6,361     $4,175     $3,186      $2,627
  High Performance Filters            2,684      4,641      3,441       3,489
                                     ------     ------     ------      ------

        Total                        $9,045     $8,816     $6,627      $6,116
                                     ======     ======     ======      ======

Results of Operations
---------------------
      The following table reflects the percentage relationship to net sales of certain items included in the Company's statement of operations for each of the two years ended January 31, 1996 and 1995.

                                              Year Ended
                                              January 31,
                                              -----------
                                          1995          1996
                                          ----          ----
Net Sales                                100.0%        100.0%

Cost and expenses:
   Costs of goods sold                    84.6%         67.5%
   Selling, general & administrative      18.0%         16.4%
   Other (income) expense                 (0.2%)         0.0%
   Interest expense                        3.4%          3.2%
   Non-recurring expense                   0.0%          2.9%
                                         ------        ------
   Income (loss) from continuing
     operations before income taxes       (5.8%)        10.0%
   Provision for income taxes             (0.1%)        (0.1%)
                                         ------        ------
   Income (loss) from discontinued
     operations                          (20.3%)         0.3%
                                         ------        ------
   Net income (loss)                     (26.2%)        10.2%
                                         ======        ======

Comparison of the Fiscal Years Ended January 31, 1996 and 1995
--------------------------------------------------------------
      Net sales in fiscal 1996 decreased 2.5% compared to fiscal 1995. This is due primarily to a decrease in sales of airbag filters from $6,361,000 to $4,175,000 due to a change in customer supplied raw material in the current year compared to prior year practice of the Company supplying the raw material. Sales of high performance filters, including the Parts Manufacturing Authority ("PMA") program, increased in the current year to $4,641,000 compared to $2,684,000 in the prior year.

      The Company supplied the airbag filters on an exclusive basis to two customers, who in turn sell airbags to various automobile manufacturers (including Honda, General Motors, Mazda, Mitsubishi, Chrysler, Fiat, Ford of Australia and Jaguar). Several other major inflator manufacturers indicated an interest in the Company's R&D program for developing passenger and side impact non-azide programs. The increased sales of high performance filters is due primarily to the developing Federal Aviation Administration PMA's and the signing of exclusive distributorship agreements.

      The variation in the gross margins of 32.5% in fiscal 1996, compared to 15.4% in fiscal 1995, is a result of a combination of factors. The Company consolidated its manufacturing facilities in September 1995 with reduced rental and manufacturing costs; increased prices in the PMA program line, and increased margins in high-performance filters with cost controls and manufacturing efficiencies. The gross margins in fiscal 1995 were affected by high manufacturing and other costs incurred during the program start-up phase of the PMA products due to the learning curve and the time lag in securing qualification of the PMA products.

      Selling, general and administrative expenses were $1,443,000 and 1,630,000 for fiscal 1996 and 1995 respectively, a decrease of 11.5%, due primarily to overhead cost controls, the move to the new facility, and head-count reduction.

      Interest expense decreased to $279,000 in fiscal 1996 from $305,000 in fiscal 1995 due to the reduction of the principal balance outstanding. This occurred despite an increase in the interest rate to 12% by the lending institution.

Liquidity and Capital Resources
-------------------------------
      The Company has historically financed its operations from the placement of bank financing, sale of Common Stock and, in profitable years, operating cash flows. In fiscal 1996, cash provided by operating activities was $1,312,000, consisting of $898,000 from income, non-cash operating expenses of $660,000, and a reduction in inventories and prepaid expense and other assets, offset by an increase in accounts receivable, and reduction of accounts payable and accrued expense.

      Cash provided by investing activities was primarily from proceeds from sale of property and equipment. Cash provided by operations and investing activities was used to reduce bank debt by $1,669,000.

      The Company's debt at January 31, 1996 was $1,764,000, consisting of line of credit and notes payable to the bank of $1,080,000 and notes payable to vendors of $684,000 representing a reduction in debt of $1,669,000 from January 31, 1995.

      In addition, the Company had a revolving line of credit with its bank, under which it could borrow up to the lesser of $1,200,000 or 65% of eligible accounts receivable. Outstanding balances accrued interest at the bank's prime rate plus 3.5% (12% at January 31, 1996). This line was secured by the Company's accounts receivable, inventories and a first priority interest in all unencumbered assets. The Company had an outstanding balance of $236,000 under this agreement at January 31, 1996.

      The terms of the credit agreements contained certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. The Company was in default on various loan covenants. As a result, on May 1, 1995, the Company entered into a stipulation for the immediate appointment of a Receiver. The appointment was based upon the default of the Company on its obligations under these agreements with the Bank. The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership was terminated by order of the Superior Court of California and control of the Company was returned to the Board of Directors and management.

      The Company has obtained a new $750,000 revolving bank credit line and a $300,000 non-revolving equipment acquisition credit line.

Comparison of the Nine Months Ended October 31, 1996 and 1995
-------------------------------------------------------------
      The following table reflects the percentage relationship to net sales of certain items included in the Company's statement of operations for the nine months ended October 31, 1996 and 1995.

                                       -19-

                                             Nine Months
                                          Ended October 31,
                                          1995          1996
                                          ----          ----
Net sales                                100.0%        100.0%

Costs and expenses:
  Cost of goods sold                      68.6%         68.4%
  Selling, general & administrative       16.8%         17.1%
  Other income (expense)                   0.0%         (0.1)%
  Interest expense                         3.5%          1.2%
  Non-recurring expenses                   2.1%          6.4%
                                         ------        ------
  Income (loss) from continuing
    operations before income taxes         9.0%          7.0%
  Provision for income taxes              (0.1)%        (0.1)%
  Income (loss) from discontinued
    operations                            (1.0)%         0.0%
                                         ------        ------
Net income (loss)                          7.9%          6.9%
                                         ======        ======

Net Sales
---------
     A comparison of the product lines is presented below:

                                             Nine months
                                           Ended October 31,
                                          1995          1996
                                          ----          ----
                                            (in thousands)
Airbag Filters                           $3,186        $2,626
High Performance Filters                  3,441         3,490
                                          -----         -----
Total net revenue                        $6,627        $6,116
                                          =====         =====

      For the nine months ended October 31, 1996, net sales of High Performance Filter products increased 1.4% over the prior year nine month period. The small increase was despite the Company's minimal marketing effort during the receivership period. Additionally, the Company's business has been changing from a high amount of government and aerospace contracts to one of PMA parts. PMA parts are contracted out over a period of up to five years into the future. The backlog of High Performance Filter products was $4,500,000 on October 31, 1996 as compared to $2,989,000 on October 31, 1995.

      For the nine months ended October 31, 1996, net sales of the airbag product line decreased 17.6% compared to the prior year nine month period. The dollar amount of this decrease was due to second quarter product line changeovers and softening of demand.

      Gross profit as a percentage of net sales was 31.6% and 31.4% for the nine months ended October 31, 1996 and 1995, respectively. The increased gross profit margin for the nine month period is due to consolidation of manufacturing facilities during the third quarter of the prior year. This allowed management to reduce costs of manufacturing overhead and personnel.

                                       -20-

      For the nine months ended October 31, 1996 and 1995, selling, general and administrative expenses were $1,043,000 and $1,115,000, respectively. Decreases were primarily due to better cost controls and the full impact of the facility consolidation in the third quarter of fiscal 1996.

      Interest expense decreased by $161,000 for the nine months ended October 31, 1996, as compared to 1995, due to reductions in interest bearing debt.

      Nonrecurring expenses of $394,000 were a direct result of the Receivership which ended on August 22, 1996.

      A provision for income taxes of $5,600 for minimum franchise taxes to the state of California was recorded. No additional provision is necessary due to the Company's federal net operating loss carryforwards of approximately $2,351,000 for federal income tax purposes, and $2,626,000 for California state income tax purposes, at January 31, 1996. Such operating loss carryforwards expire from 2008 to 2011.

Liquidity and Capital Resources
-------------------------------
      The Company's working capital was $2,306,000 and $(360,000) as of October 31, 1996 and 1995, respectively. This provides for current ratios of approximately 3.72 and .89 at October 31, 1996 and 1995, respectively.

      On March 26, 1996, the Company entered into an agreement with Toluca Pacific Securities Corporation ("TPSC") to raise equity through a private placement offering. On July 24, 1996, such offering was completed. The Company sold 2,530,000 shares of Common Stock and received $1,772,900 of net proceeds, including $1,300 of interest. Additionally, $50,000 is being held in escrow, pending the filing of this registration statement. The purchase price of the Common Stock was $.80 per share. From the gross proceeds, TPSC received a fee of $202,400. TPSC (or its designees) also received 24-month options to purchase 177,100 common shares, at a price of $.80 per share. Proceeds received by the Company were used to retire bank debt and other pre-Receiver debt. Pursuant to the terms of a Registration Rights Agreement, the Company is obligated to register the Securities under the Securities Act.

      On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and management.

      Additionally, the Company entered into a new banking relationship. The Company obtained a $750,000 revolving credit line. This credit line bears interest at the rate of prime plus 1.5%, per annum, and is secured, primarily, by the Company's accounts receivable and inventories. The Company also obtained a $300,000, non-revolving, equipment acquisition credit line, which bears interest at the rate of prime plus 1.75%, per annum, and is secured by all of the Company's assets. Both of these loans are cross-collateralized. The terms of these loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth, and ratios of current assets to current liabilities and debt to net worth.

Effects of Inflation on Business
--------------------------------
      Management believes that inflation has not had a material effect on the Company's operations.
                                       -21-

                                  BUSINESS

      The Company designs and manufactures specialized filtration devices. The Company's specialty high performance filtration products are designed and manufactured to meet specific customer needs. The Company's products are used in automobile airbag inflators, aerospace, petrochemical and a wide range of commercial and industrial applications. The Company believes its products are state-of-the-art in filtration technology, and the Company believes each such product achieves effectiveness of performance through a careful selection of materials ranging from all welded titanium construction to epoxy assembled paper elements.

      The Company produces filters which are an integral part of conventional pyrotechnic automotive airbag inflators. The primary functions of the airbag filter is to control the expansion of the hot gas into the inflating bag, to prevent hot particles of combustion from entering the expanding bag, and to cool the hot expanding gas. The Company's filters are comprised of a blend of woven wire meshes and random fiber materials.

      An entire pyrotechnic airbag system includes the bag, the inflator (initiator, filter and gas generant), the module for the steering wheel or dashboard, the sensors, and the diagnostics. When the crash sensors (located in the front of the vehicle) detect a rapid deceleration equivalent to hitting a stationary object at a predetermined speed, an electrical impulse is transmitted to the initiator. The initiator triggers a chemical reaction of the airbag's gas generant, which inflates the bag, forcing open the module's cover (located either in the center of the steering wheel or in the dashboard on the passenger-side). The inflation sequence is designed to take place in less than one-tenth of a second without interfering with control of the car. After inflation, the airbag automatically deflates in less than one second.

      The Company also designs, manufactures and operates high precision machines to fabricate airbag filters. Because such machines require minimal time for tooling changes between production runs of different filter types, the Company believes that these methods result in greater flexibility and lower unit costs without compromising the high reliability which the Company believes is essential for automotive airbag filters.

      The Company designs, develops and produces new filters in response to requests for proposals made by various airbag inflator manufacturers, both domestic and foreign. The Company intends to continue to enhance its technology and product development in order to meet the changing needs of airbag manufacturers and their customers. The Company is developing filters for the next generation azide and non-azide passenger and side impact airbag applications. No assurance can be given when, if ever, such products will be available for commercial sale, or whether such products will be successful.

      The Company also designs and manufactures precision filtration products for critical applications. Specializing in highly reliable, all metallic filters of standard and custom design, the Company's products range from filters in hydraulic, fuel and pneumatic systems, and large cryogenic and petrochemical filters. The Company also designs and manufactures surface tension devices for propellant management in missiles and satellites using porous metal, high-performance filter media and specialized gas tungsten arc welding processes.

      The Company supplies filters for United States space applications, including the Space Shuttle program, various commercial and military satellites, launch vehicles and boosters, and ground support equipment. The Company, through its "Michigan Dynamics" brand supplies lightweight airframe fuel filters for helicopters and sells these products to the United States Army, Bell Helicopter and several offshore helicopter manufacturers. The Company is also exploring new applications with McDonnell Douglas Helicopter and Sikorsky Helicopter. The Company's discussions, however, are preliminary discussions only, and no assurance can be given, when, if ever, any agreement can be reached with any of such parties, or if reached that any ensuring agreement would be on terms favorable to the Company.

      The Company also supplies aftermarket filtration products used in jet aircraft and turboshaft powered aircraft and helicopters. Utilizing reverse engineering techniques, the Company produces "generic plain wrap" filters for use in the aftermarket. The Company has, and tries to obtain, exclusive agreements with its distributors for a particular market segment.

      The Company was incorporated in Delaware in 1961 and has its principal offices located at 16559 Saticoy Street, Van Nuys, California 91406. The Company's telephone number is (818) 756-1388.

Recent Termination of Receivership Resulting from Default in Credit Agreement
-----------------------------------------------------------------------------
      The terms of the Credit Agreement with the Bank included certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. As a result of the Company's default of certain such covenants, the Bank filed a lawsuit against the Company in 1995 in the Superior Court of California. As a result of such lawsuit, on May 1, 1995, the Superior Court of California appointed and the Company entered into a stipulation for the immediate appointment of the Receiver. The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership Estate was terminated by order of the Superior Court and control of the Company was returned to the Board of Directors and management.

Raw Materials and Supplies
--------------------------
      The principal raw materials utilized by the Company in connection with its filter operations include stainless steel and other man-made or natural products, which are standard items available from a number of sources. Additionally, the Company subcontracts out a significant portion of the fabricated or machine parts required to produce components used in the Company's products, which it designs and assembles. The Company believes that these services are rapidly available from a wide variety of sources. The Company engineers, manufactures and assembles its products at its facility in Van Nuys, California.

Patents and Trademarks
----------------------
      Although management believes that patents and trademarks associated with the Company's various product lines are of value to the Company, it does not consider any of them to be essential to its business.

Major Customers
---------------
      Sales to three customers represented approximately 60% of net sales during fiscal year 1996 and 54% of net sales during the nine months ended October 31, 1996. These customers purchased airbag filters and filters for commercial and aerospace applications. The loss of any of' these customers would have a material adverse effect on the automotive airbag filter or the high performance filter segments of the Company's business.

Backlog
-------
      As of October 31, 1996, February 29, 1996, and February 28, 1995, the Company had a backlog of approximately $5,555,000, $5,489,000 and $5,165,000, respectively. The backlog figures include firm purchase orders and, with respect to airbag filters, six-month planning requirements prepared by the Company's customers. As is generally the case in the automotive industry, the Company's airbag filter customers provide the Company, on a monthly basis, with firm commitment purchase orders for the upcoming three months and their best estimate for planning purposes of their requirements for the following six-month period. These rolling nine-month statements of firm commitment purchase orders and planning requirements are revised and updated each month.

      The Company's customer purchase orders may be revised or canceled by the customer, subject to reimbursement of certain costs in the case of cancellation of scheduled shipments or other commitments. The Company's contracts (direct or indirect) with respect to United States government agencies, are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee.

Marketing
---------
      The Company markets its airbag filters directly to airbag manufacturers through its executive offices. The Company markets its commercial aerospace products through exclusive distributorships on assigned PMA applications. The Company markets its high performance filters through manufacturers representatives and, to a lesser extent, the Company's own sales force.

Government Contracts
--------------------
      The Company has a number of direct contracts with the United States government, and substantial sales of high performance filters are made to companies that are prime contractors of the United States government. Sales to the United States government accounted for approximately 7% of net sales for fiscal 1996 and 1995 and approximately 9% for the nine months ended October 31, 1996. While separate figures are not maintained, the Company believes that when added to sales to the United States government's prime contractors, government sales accounted for approximately 29% of the Company's net sales for fiscal 1996 and 16% for fiscal 1995.

Competitive Conditions
----------------------
      The business of manufacturing automotive airbag filters and high performance filters is highly competitive and, with respect to high performance filters, the industry is highly fragmented. The Company believes there are currently three principal manufacturers of airbag filters in the United States:
Morton International, Inc. ("MII"), which manufactures the filter component of

                                       -24-
its own airbag system; National-Standard Company and the Company. Both MII and TRW have greater financial capabilities and personnel than the Company. Additional companies are attempting to enter the automotive airbag filter market; however, there are substantial monetary, time, costs and quality issues associated with product qualification, as well as development and start-up. No assurance can be given that the Company will be able to compete in its industry or that any airbag manufacturer which purchases the Company's products will not choose to produce airbag filters internally in the future or to use a different supplier.

      The Company believes that the primary competitive factors in its business are performance and price in the case of high performance filters, and airbag filters, which are now subject to commodity pricing. While the Company believes its prices are competitive, it does not position itself as the lowest price supplier in all of its markets. The Company relies on the quality of its products and customer service in order to compete with companies which in many cases have substantially greater resources.

Product Warranties
------------------
      In all product lines, the Company provides standard commercial warranties, consistent with its products and industry. Although claims under product warranties have been minimal during the past five years, no assurance can be given such claims will not increase in the future.

Research and Development
------------------------
      In fiscal 1996 and fiscal 1995 and for the nine month periods ended October 31, 1996 and 1995, the Company incurred research and development expenditures of approximately $28,000, $381,000, $4,000 and $23,000, respectively. The Company charges research and development expenditures to operations as a production expense as such expenditures occur. The Company intends to expand research and development activities in its core businesses, including passenger side, advanced driver-side and side impact airbag filters and Parts Manufacturing Authority for the commercial aerospace products group.

Regulation
----------
      Demand for the Company's airbag filters was initially affected by federal regulations requiring installation of airbags in passenger cars, light trucks, and vans. Consumer demand is now the leading force in the growth of this product segment. Demand for the Company's commercial aerospace products is affected by the Federal Aviation Administration Regulations for National and International Operations. While the Company believes that the trends in automotive safety is toward increased regulation and are beneficial to the Company, a decline in enforcement or compliance expenditures, a change in the regulations, or an emerging technology that would deem airbags as obsolete, could have a significant adverse effect on the demand for the products offered by the Company.

      United States government contracts and related customer orders subject the Company to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. This includes subjecting the Company to examinations by government auditors, and investigators, from time to time, to insure compliance and review costs. Violations may result in costs disallowed, and

                                       -25-
substantial civil or criminal liabilities (including, in severe cases, denial of future contracts). The United States government may limit the competitive bidding of any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively. The Company is currently qualified for small business, but not minority ownership, set-asides. To the extent bidding may be so limited, the Company has an opportunity to benefit from the reduced number of qualified bidders. No assurance can be given, however, that in the future the government will not expand the number of persons eligible to bid for such business or choose to open such bidding to a larger array of persons, which could have a material adverse effect upon the Company.

Employees
---------
      At January 3, 1997, the Company had 71 full-time employees, including 4 employed in sales and marketing, 13 employed in engineering and quality control, and 41 employed in production. The remaining employees are administrative and support staff. No employees are represented by a collective bargaining unit. Management considers its relationship with its employees to be good.

Insurance
---------
      The Company maintains general liability, automobile, product liability, workers' compensation, and employer's liability insurance coverage. The Company is engaged in various businesses which could expose it to claims for injury, resulting from the failure of products sold by it. During the last decade, the Company has had only one claim for injury filed as a result of an Ultra Dynamics product installation, wherein the distributor failed to service the installation, and the Company was joined in the action. The Company has product liability insurance, covering in such amounts and against such risk as management believes advisable, in light of the Company's business and the terms and cost of such insurance. There is no assurance that claims will not arise in the future in excess of such insurance or that the Company will maintain the same level of insurance coverage.

Properties
----------
      The following table sets forth information as to the location and general character of the facility of the Company:

                                               Approximate
Location                Principal Use             Sq. Ft.       Lease Exp. Date
--------                -------------          ------------     ---------------
16559 Saticoy Street    Headquarters and          50,000        August 30, 2000
Van Nuys, CA 91406      manufacturing facility
                        for airbag components,
                        government and
                        aerospace filtration

The Company's current sub-lease from Kaiser Aerospace & Electronics Corporation includes the use of gas, electric, water, telephone service, real estate taxes and parking at an annual rental of $291,000. The Company has an option to extend the lease for 29 months until December 31, 2002, at an annual rental of $312,000, inclusive of the above services. The Company believes its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed.

                                       -26-

                              LEGAL PROCEEDINGS

      On July 2, 1993, Ultra Dynamics, a former wholly owned subsidiary of the Company was named as one of six co-defendants in a civil action filed by Cynthia
H. Meals in the Court of Common Pleas of Chester County, Pennsylvania for unspecified damages resulting from improper maintenance of a treatment system for drinking water. Ultra Dynamics is included as a co-defendant because it supplied the equipment to a co-defendant distributor. Ultra Dynamics has filed a cross-complaint against all co-defendants and plaintiff.

      Reliable Metallurgical Processes Inc. commenced an action against the Company and Michigan Dynamics Inc., a former wholly owned subsidiary of the Company, in September 1995, in Los Angeles County Superior Court for breach of contract, open account, and anticipatory breach. The plaintiff is seeking damages in the principal sum of $133,821.37, interest at the rate of 18 percent per annum from net thirty days after delivery of the goods and attorneys' fees and cost of litigation.

      Jerome Pearlman d.b.a. J&F Enterprises, a former director of the Company, commenced an action in the Los Angeles County Superior Court in December 1995 for breach of an alleged promissory note. The complaint seeks approximately $73,000 in damages.

      J&F Management Inc., controlled by Jerome Pearlman, a former director of the Company, commenced an action in Municipal Court of Santa Monica Judicial District in December 1995 against the Company, and the Receiver for possession and conversion of personal property. The complaint seeks damages not to exceed $25,000.

      Memtec America Corporation obtained a confession of judgment from the Circuit Court for Baltimore County, Maryland, on December 19, 1995, against the Company for approximately $220,000, based upon the execution of a promissory note by a former chief executive officer of the Company. The judgment was obtained without due notice to the Company. The Receiver retained counsel in Baltimore, Maryland, for the purpose of setting aside the confession of judgment and to assert a number of counter-claims against Memtec America Corporation. The confession of judgment was vacated by order of the Circuit Court for Baltimore County on June 24, 1996. The Company filed an amended counterclaim and third party complaint on August 12, 1996 against Memtec America Corporation and four former employees of the Company now employed by Memtec America Corporation.

      The Company is not a party, nor are its properties subject to, any material pending legal proceedings other than ordinary routine litigation incidental to the Company's business and the matters described above.


                                 MANAGEMENT

Directors, Executive Officers and Key Employees
-----------------------------------------------
      The directors, executive officers and key employees of the Company are as follows:

NAME                        AGE         POSITIONS(S)
----                        ---         ------------
Michael H. Figoff           52          Chief Executive Officer,
                                        President and
                                        Director

Sandy Yoshisato             32          Corporate Secretary and Director
                                        of Human Resources

Reuben M. Siwek             76          Chairman of the Board of Directors

Robert A. Smith             56          Vice Chairman of the Board of
                                        Directors

Dr. Tracy K. Pugmire        65          Director

Leo S. Unger                78          Director

      Michael H. Figoff is the President and Chief Executive Officer of the Company. Mr. Figoff joined the Company in November 1988 as the Director of Marketing, leaving his position as Director of Marketing for a division of Ferranti International. In 1993, Mr. Figoff was elected a director and appointed Executive Vice President of the Company. Mr. Figoff was appointed President of the Company in February 1995 and in May 1995 was appointed President and Chief Executive Officer. Mr. Figoff has more than 30 years of experience in the marketing and manufacture of aerospace and defense related products. Mr. Figoff holds degrees in Business Administration and Marketing Management.

      Sandy Yoshisato joined the Company as its Corporate Secretary on July 1991. Ms. Yoshisato was promoted to Director of Human Resources of the Company on May 15, 1995.

      Reuben M. Siwek, Esq. was elected to the Board of Directors in March 1982. Mr. Siwek is a practicing attorney in the State of New York for more than 46 years. Mr. Siwek received his Bachelor Degree in Business Administration from St. Johns University in January 1943 and his Juris Doctor from St. Johns University in November 1949. He holds a C.P.A. Certificate from the State of New York issued in November 1943.

      Robert A. Smith received his B.S. Degree in Mechanical Engineering from Polytechnic Institute of Brooklyn and a Masters in Business Administration from UCLA. His continuing education included Harvard's Advanced Management Program and UCLA's Executive Program. He is currently President of Haskel International Inc.'s Industrial Products Group. Prior positions included President of Engineered Filtration Company from October 1992 to January 1994, President of Puroflow Corporation from February 1991 to October 1992, and President of RTS Systems Incorporated from May 1988 to February 1991 when the Company was acquired by Telex Communications Inc. Mr. Smith served as President of Purolator Technologies Inc. from 1980 to 1988, and served HR Textron Inc. from 1964 to 1980 where he was General Manager of the Filter Division. He started his career with Pall Corporation in 1960 as a design and applications engineer and was there until 1964. Mr. Smith is a Certified Professional Manager with extensive engineering, marketing and general management experience in the filter industry.

      Dr. Tracy Kent Pugmire, Ph.D. in Chemistry, was formerly employed by ARDE Inc., from 1985 through April 1991 as an Executive Vice President and Program

                                       -28-

Manager for the development of auxiliary and emergency gas supply systems for Space Station Freedom. Dr. Pugmire was employed as a Program Manager by Technion Inc. from 1981 to 1985, and prior thereto spent thirteen years with AVCO Company, an aerospace company, with responsibility in all areas of propulsion engines and system development, vehicle integration and flight operation. Dr. Pugmire's formal education was in the fields of Engineering Physics and Physical Chemistry.

      Leo S. Unger received his BA Degree in Math and Chemistry in 1940 from Drake University in Iowa. Mr. Unger served with distinction in the United States Marine Corps from 1940 to 1958, retiring with the rank of Lt. Colonel. Mr. Unger established his executive and marketing abilities in 1953 as a Manufacturers Representative when he created Leo Unger & Associates and various wholly owned subsidiaries engaged in the importation of fishing tackle and small screw machine parts for distribution through wholesale distributors in the United States. He served as President from 1953 through 1985 when he retired. Mr. Unger will add his executive organized marketing skills to the Board and its management team.

Directors' Compensation
-----------------------
      The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

Limitation of Directors' and Officers' Liability and Indemnification
--------------------------------------------------------------------
      Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that the Company shall, to the fullest extent permitted by law, indemnify all directors, officers, incorporators, employees and agents of the Company against liability for certain of their acts. The Company's Certificate of Incorporation also provides that, with certain exceptions, no director of the Company will be liable to the Company for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any arrangement, provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                       -29-

Executive Compensation
----------------------
      The table below presents the compensation of the Company's chief executive officer and former chief executive officer (each, a "Named Executive Officer") for services rendered to the Company in all capacities during the twelve-month period ended January 31, 1996. No executive officer of the Company earned in excess of $100,000 during this period.

                                                Annual Compensation
                                    -------------------------------------------
                                    FISCAL                      ALL OTHER ANNUAL
NAME AND PRINCIPAL POSITION          YEAR    SALARY    OPTIONS   COMPENSATION
---------------------------          ----    ------    -------   ------------
Michael H. Figoff                    1996   $105,213   100,000    $ 16,748
Chief Executive Officer and          1995    105,213    55,000      16,748
President                            1994     92,695                13,493
Joseph B. Jasso                      1996        -0-
Former Chief Executive Officer and   1995     96,596                17,420
President                            1994     98,604                15,707

TOTAL 1996                                  $105,213   100,000    $ 16,748(1)

(1)  Includes auto allowance, life insurance and disability premiums.


                           PRINCIPAL STOCKHOLDERS

      The following table sets forth information as to the number of shares of Common Stock beneficially owned as of the date of this Prospectus by (i) each beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each current Named Executive Officer and director and (iii) all current executive officers and directors of the Company as a group. All shares are owned both of record and beneficially unless otherwise indicated.


Name and Address of                Number And Percentage of Shares of Common
Beneficial Owner(1)                        Stock Beneficially Owned(2)
-------------------
                                        Shares Owned     Percentage Owned
                                        ------------     ----------------
Michael H. Figoff                         157,000(3)           2.1%
Sandy Yoshisato                            10,000(3)             *
Reuben M. Siwek                           143,750(3)           1.9%
Robert A. Smith                            34,000(3)             *
Dr. Tracy K. Pugmire                       43,555(3)             *
Leo S. Unger                              126,000(3)           1.7%
Virginia Retirement System                625,000              8.5%
George Solymar                            450,650              6.0%
All Directors and Executive
  Officers as a Group (6 persons)         513,555              6.9%

----------------------
*     Less than 1%

(1)   The address of each officer and director is c/o Puroflow
      Incorporated, 16559 Saticoy Street, Van Nuys, California 91406.

                                       -30-

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common stock shown as beneficially owned by them.

(3) Includes as to Mr. Figoff, Ms. Yoshisato, Messrs. Siwek, Smith, Pugmire and Unger options exercisable within 60 days to purchase 155,000, 10,000, 50,000, 30,000, 30,000, and 15,000 shares, respectively.


                         PRICE RANGE OF COMMON STOCK

      The Common Stock of the Company is traded on the Bulletin Board System under the symbol "PURO."

      The following table sets forth the high and low bid quotations for the Common Stock for the periods indicated as reported by the NASDAQ System and the Bulletin Board System, as applicable. These quotations represent inter-dealer prices and do not include retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                       High       Low
                                                       ----       ---
   Fiscal Year Ended January 31, 1995
      1st Quarter..............................        1 1/2          1
      2nd Quarter..............................       1 5/16     1 1/16
      3rd Quarter..............................       1 5/16      13/16
      4th Quarter..............................       1 3/16      23/32

   Fiscal Year Ended January 31, 1996
      1st Quarter..............................        23/32      21/32
      2nd Quarter (1)..........................        11/32       8/32
      3rd Quarter (1)..........................          N/A        N/A
      4th Quarter .............................        1 3/8        5/8

   Fiscal Year Ending January 31, 1997
      1st Quarter..............................        1 3/8      1 3/8
      2nd Quarter..............................        1 5/8      1 3/8
      3rd Quarter..............................        1 1/4      1 1/4

(1) The Common Stock of the Company was delisted by NASDAQ on June 9, 1995, as a result of the Company not meeting the minimum capital requirement. Trading in the Common Stock resumed on November 17, 1995, with a listing on the Bulletin Board System.

      On January 10, 1997, the closing price for the Company's Common Stock on the Bulletin Board System was $31/32 per share. As of January 6, 1997, the Company had approximately 3,600 stockholders of record.

      As a result of its current financial condition and prior operating loss, the Company will not be in a position to pay cash dividends in the foreseeable future. See "Dividend Policy."

                        DESCRIPTION OF CAPITAL STOCK

General
-------
      The Company's authorized capital stock consists of 12,000,000 shares of Common Stock, $.01 par value per share, and 500,000 shares of Preferred Stock. As of the date of this Prospectus, there were 7,108,521 shares of Common Stock issued and outstanding, held of record by approximately 3,600 stockholders. There are no shares of Preferred Stock issued and outstanding.

Common Stock
------------
      Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. See "Dividend Policy." The Common Stock is not entitled to preemptive rights and is not subject to redemption. In the event of liquidation, dissolution or winding-up of the Company, the holders of the Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. All outstanding shares of Common stock are validly issued, fully paid and nonassessable.


                         RELATED PARTY TRANSACTIONS

      Reuben M. Siwek, Chairman of the Board of the Company, renders legal services to the Company. The Company incurred expenses of approximately $42,284 and $80,625 during fiscal years 1996 and 1995, respectively, for legal services rendered by Mr. Siwek.

      The Company incurred expenses of approximately $68,155 and $150,000 during fiscal years 1996 and 1995, respectively for rental of the principal manufacturing and corporate offices of the Company from a company owned by a former member of the Board of Directors. The Receiver terminated all payments subsequent to his appointment and is now litigating all payments under an alleged capital lease.


                            CHANGE IN ACCOUNTANTS

      In its report on Form 8-K/A dated November 22, 1995 and filed with the Commission and incorporated herein by this reference, the Company reported that it changed its auditors from Deloitte & Touche LLP ("D&T") to Rose, Snyder & Jacobs, CPA's, Burbank, California for the fiscal year ended January 31, 1996. D&T audited the financial statements for the Company for the fiscal year ended January 31, 1995 (the "1995 Financial Statements") and issued a modified report as to uncertainty as a going concern. Upon informing D&T that it intended to file the Registration Statement of which this Prospectus forms a part, the Company was advised by D&T that D&T would not provide its consent to the filing of the 1995 Financial Statements. The Company believes D&T's refusal to provide such consent may be related to a prior fee dispute between D&T and the Company. D&T has not advised the Company, nor does the Company have any reason to believe, that D&T's refusal to consent to the filing of the 1995 Financial

Statements is related in any manner to any disagreement with D&T as to accounting principles or practices, financial statement disclosure or auditing scope or procedure relating to the 1995 Financial Statements. In addition, the Company is not aware of any facts that would cause D&T to withdraw its report on the 1995 Financial Statements or, if reissued, to modify the report with respect to the opinion expressed or the scope of the audit.


                                LEGAL MATTERS

      The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.


                                   EXPERTS

      The consolidated financial statements of the Company as of October 31, 1996 and January 31, 1996 and for the nine months and year ended, respectively, have been included herein and in the registration statement in reliance upon the report of Rose, Snyder & Jacobs, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                            INDEPENDENT AUDITORS' REPORT



To the Stockholders of
Puroflow Incorporated


We have audited the accompanying consolidated balance sheets of Puroflow Incorporated (a Delaware Corporation), and Subsidiaries at October 31, 1996 and January 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the nine months and year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Puroflow Incorporated and Subsidiaries at October 31, 1996 and January 31, 1996, and the results of its operations and its cash flows for the nine months and year then ended in conformity with generally accepted accounting principles.



/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs


A Corporation of Certified Public Accountants
Burbank, California

December 11, 1996

                       PUROFLOW INCORPORATED AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                        October 31,    January 31,     October 31,   January 31,
                                           1996           1996            1995          1995
                                        ----------     ----------      ----------    ----------
                                                                       (Unaudited)   (Unaudited)
CURRENT ASSETS
Cash, note 9                            $  163,799                     $   36,998    $    74,441
Accounts receivable
 Net of allowance for doubtful
  accounts of $49,504 (October 31,
  1996), $140,000 (January 31, 1996),
  $162,803 (October 31, 1995) and
  $204,469 (January 31, 1995), note 3    1,496,266     $1,548,495       1,478,817      1,266,150

Advances to officers and employees                                          4,047          3,868
Inventories, note 3                      1,371,651      1,239,467       1,418,995      1,746,237
Current portion of note receivable,
  note 2                                    48,384         43,831          51,504         34,008
Prepaid expenses and deposits               74,199         33,700          40,554        125,794
                                        ----------     ----------      ----------    -----------
     TOTAL CURRENT ASSETS                3,154,299      2,865,493       3,030,915      3,250,498
                                        ----------     ----------      ----------    -----------

PROPERTY AND EQUIPMENT, note 3
    Leasehold improvements                  11,660        203,733         203,733
    Machinery and equipment              2,913,897      2,880,343       2,839,284      2,873,215
    Automobile                                                              7,500          7,500
    Tooling and dies                       253,921        253,921         274,282        274,282
    Construction in progress               143,532         20,000
                                        ----------     ----------      ----------    -----------
                                         3,323,010      3,154,264       3,324,799      3,358,730
Less accumulated depreciation
  and amortization                       2,371,173      2,134,836       2,248,455      2,021,474
                                        ----------     ----------      ----------    -----------
NET PROPERTY AND EQUIPMENT                 951,837      1,019,428       1,076,344      1,337,256
                                        ----------     ----------      ----------    -----------
NOTE RECEIVABLE, note 2                      4,220         60,276          52,603         94,005
                                        ----------     ----------      ----------    -----------
OTHER ASSETS                                16,750         16,750          32,820         39,077
                                        ----------     ----------      ----------    -----------
TOTAL ASSETS                            $4,127,106     $3,961,947      $4,192,682    $ 4,720,836
                                        ==========     ==========      ==========    ===========

       See independent auditors' report and notes to financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                        October 31,    January 31,     October 31,   January 31,
                                           1996           1996            1995          1995
                                        ----------     ----------      ----------    ----------
                                                                       (Unaudited)   (Unaudited)
CURRENT LIABILITIES
  Bank overdraft                                       $  59,363
Line of credit, note 3                                   235,857        $ 290,993     $ 810,003
Current portion of long-term debt,
  notes 4 and 12                                       1,763,681        1,965,897     2,787,543
Accounts payable                        $  676,263       582,393          921,841       655,485
Accrued expenses                           171,629       237,472          212,300       211,343
                                        ----------     ---------        ---------     ---------
    TOTAL CURRENT LIABILITIES              847,892     2,878,766        3,391,031     4,464,374
                                         ---------     ---------        ---------     ---------
LONG-TERM DEBT, note 4                                                     95,911        71,400

COMMITMENTS AND CONTINGENCIES, note 7

STOCKHOLDERS' EQUITY, notes 5 and 10
  Preferred stock, par value
    $.10 per share
     Authorized - 500,000 shares
     Issued - none
  Common stock, par value $.01 per
    share Authorized - 12,000,000
    shares Issued and outstanding -
    7,108,521 shares at October 31,
    1996 and 4,578,521 shares at
    January 31, 1996, October 31,
    1995 and January 31, 1995,
    notes                                  430,579       405,279          405,279       405,279
    Additional paid-in capital           4,977,727     3,230,127        3,230,127     3,230,127
    Accumulated deficit                 (2,129,092)   (2,552,225)      (2,929,666)   (3,450,344)
                                        ----------    ----------        ---------     ---------
TOTAL STOCKHOLDERS' EQUITY               3,279,214     1,083,181          705,740       185,062
                                       -----------    ----------        ---------     ---------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                 $ 4,127,106    $3,961,947       $4,192,682    $4,720,836
                                        ==========    ==========       ==========    ==========


       See independent auditors' report and notes to financial statements.

                       PUROFLOW INCORPORATED AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                        Nine Months                   Nine Months
                                          Ended        Year Ended       Ended        Year Ended
                                        October 31,    January 31,    October 31,    January 31,
                                           1996           1996           1995           1995
                                        -----------    -----------    -----------    -----------
                                                                      (Unaudited)    (Unaudited)
Net Sales                               $ 6,116,478    $ 8,815,889    $ 6,626,725    $ 9,044,707
Cost of goods sold                        4,185,499      5,957,007      4,546,197      7,644,422
                                        -----------    -----------    -----------    -----------
Gross profit                              1,930,979      2,858,882      2,080,528      1,400,285
Selling, general and
 administrative expense                   1,042,698      1,442,926      1,115,157      1,630,032
                                        -----------    -----------    -----------    -----------
Operating income (loss)                     888,281      1,415,956        965,371       (229,747)

Other income and (expense)
  Other income (expense)                      6,042         (2,895)        (1,678)        14,132
  Interest expense                          (71,407)      (279,237)      (232,414)      (305,627)
  Nonrecurring expenses, note 1            (394,183)      (253,085)      (137,737)
                                        -----------    -----------    -----------    -----------
Income (loss) from continuing
 operations before tax                      428,733        880,739        593,542       (521,242)

Income tax expense, note 6                    5,600          5,600          5,600          5,600
                                        -----------    -----------    -----------    -----------
Income (loss) from continuing
 operations                                 423,133        875,139        587,942       (526,842)

Discontinued operations, note 13
  Loss from operations                                     (67,264)       (67,264)    (1,845,314)
  Gain from write-off of excess
   reserves, note 11                                       235,404
  Loss on sale of property and
   equipment                                              (145,160)
                                        -----------    -----------    -----------    -----------
                                                            22,980        (67,264)    (1,845,314)
                                        -----------    -----------    -----------    -----------
  Net income (loss)                     $   423,133    $   898,119    $   520,678    $(2,372,156)
                                        ===========    ===========    ===========    ===========
  Net income (loss) per common share
  Continuing operations                 $      0.07    $      0.19    $      0.13    $     (0.12)
  Discontinued operations                                                   (0.02)         (0.41)
                                        -----------    -----------    -----------    -----------
Earnings per share, note 1              $      0.07    $      0.19    $      0.11    $     (0.53)
                                        ===========    ===========    ===========    ===========
Weighted average number of shares         5,678,651      4,631,740      4,578,521      4,508,521
                                        ===========    ===========    ===========    ===========

       See independent auditors' report and notes to financial statements.

                       PUROFLOW INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Common       Additional
                                           Stock         Paid-in       Accumulated
                                         Par Value       Capital         Deficit        Total
                                         ---------     ----------      -----------      -----
Balance at January 31, 1994              $  391,280    $ 2,994,126    $(1,078,188)   $ 2,307,218

Net loss                                                               (2,372,156)    (2,372,156)

Sale of common stock                         13,999        236,001                       250,000
                                        -----------    -----------    -----------    -----------
Balance at January 31, 1995                 405,279     3,230,127      (3,450,344)       185,062

Net income                                                                898,119        898,119
                                        -----------    -----------    -----------    -----------
Balance at January 31, 1996                 405,279      3,230,127     (2,552,225)     1,083,181

Sale of common stock                         25,300      1,747,600                     1,772,900

Net income                                                                423,133        423,133
                                        -----------    -----------    -----------    -----------
Balance at October 31, 1996             $   430,579    $ 4,977,727    $(2,129,092)   $ 3,279,214
                                        ===========    ===========    ===========    ===========








       See independent auditors' report and notes to financial statements.

                      PUROFLOW INCORPORATED AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            Nine Months                   Nine Months
                                              Ended        Year Ended       Ended        Year Ended
                                            October 31,    January 31,    October 31,    January 31,
                                               1996           1996           1995           1995
                                            -----------    -----------    -----------    -----------
                                                                          (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                            $  423,133     $  898,119     $  520,678    $(2,372,156)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
  Depreciation and amortization                 236,337        340,103        305,758        365,934
  Provision for losses on accounts
   receivable                                   (20,000)       104,205         80,788        134,069
  Inventory valuation allowance                  35,150         59,000                       999,305
  Loss on sale of assets                                       157,057          3,468
Changes in operating assets and liabilities:
  Accounts receivable                            72,229       (386,550)      (293,455)       242,305
  Inventories                                  (167,334)        73,073         22,242      1,154,010
  Prepaid expenses and other assets             (40,499)       114,421         91,497        (83,328)
  Accounts payable and accrued expenses          28,027        (46,962)       267,313        288,426
                                            -----------    -----------    -----------    -----------
  Net cash provided by operating
    activities                                  567,043      1,312,466        998,289        728,565
                                            -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment             (168,746)      (131,336)       (61,714)      (122,182)
Proceeds from sale of assets                                   326,700        318,400
Payments received on note receivable             51,503         23,906         23,906
Other assets                                                                                  (3,109)
                                            -----------    -----------    -----------    -----------
  Net cash provided by (used in)
   investing activities                        (117,243)       219,270        280,592       (125,291)
                                            -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft                                  (59,363)        59,363                       250,000
Proceeds from sale of common stock            1,772,900
Net borrowing (repayments) under credit line   (235,857)      (574,146)      (519,010)        65,412
Principal payments on long-term debt         (1,763,681)    (1,095,262)      (797,135)      (838,761)
Principal payments under capital
  lease obligations                                                                          (26,346)
Advances to officers and employees                               3,868           (179)         1,941
                                            -----------    -----------    -----------    -----------
  Net cash used in financing activities        (286,001)    (1,606,177)    (1,316,324)      (547,754)
                                            -----------    -----------    -----------    -----------
Net increase (decrease) in cash                 163,799        (74,441)       (37,443)        55,520
Cash at beginning of period                                     74,441         74,441         18,921
                                            -----------    -----------    -----------    -----------
Cash at end of period                       $   163,799    $       -0-    $    36,998    $    74,441
                                            ===========    ===========    ===========    ===========

       See independent auditors' report and notes to financial statements.
                                      F - 6

                   PUROFLOW INCORPORATED AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION
------------
Puroflow Incorporated was organized on May 15, 1961 under the laws of the State of Delaware, Puroflow Incorporated and its wholly owned subsidiaries (together referred therein as the "Company") specialize primarily in designing and manufacturing automotive airbag filters and high performance filters. The Company is located in Van Nuys, California, and does business with customers throughout the world, most of which are located within the United States.

RECEIVERSHIP
------------
On May 1, 1995, the Superior Court of California appointed a Receiver as a result of a lawsuit filed by the Company's bank. The Company was in default of its obligations under various credit agreements with the bank. The Receiver had assumed jurisdiction over all the Company's assets, which were in the possession of the Receiver's estate, and held for the benefit of all creditors and shareholders. The Receiver was not obligated to pay liabilities that existed prior to their appointment; however, the Receiver elected to pay certain of those liabilities with the leave of the Court.

On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and Management.

CONSOLIDATED SUBSIDIARIES
-------------------------
The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries, Puroflow Corporation, Decca Valves Corporation, Michigan Dynamics Inc., and Ultra Dynamics Corporation. Material intercompany transactions and balances have been eliminated. Only Puroflow Corporation is presently active.

INVENTORIES
-----------
Inventories are stated at the lower of cost of market on a first-in, first-out basis, and consist of the following items:

                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)
Raw materials and purchased
  parts                       $  696,766   $  757,921   $  626,941   $  818,187
Work in progress                 266,432      235,404      370,488      503,033
Finished goods                   408,453      246,142      421,566      425,017
                              ----------   ----------   ----------   ----------
   Total                      $1,371,651   $1,239,467   $1,418,995   $1,746,237
                              ==========   ==========   ==========   ==========

                                      F - 7

PROPERTY AND EQUIPMENT
----------------------
Depreciation and amortization of property and equipment is computed using the straight line method based upon the estimated useful lives of the assets, except for leasehold improvements which are amortized over the shorter of the life of the lease or the improvements. The estimated useful lives are as follows:

       Classification                            Life
       --------------                         ----------
       Machinery and equipment                5-15 years
       Automobile                                5 years
       Tooling and dies                          5 years
       Leasehold improvements                    5 years

INCOME TAXES
------------
The Company complies with Financial Accounting Standards No. 109, Accounting for Income Taxes.

CASH FLOWS
----------
For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash only and to exclude any near-cash short-term investments.

ESTIMATES
---------
Generally accepted accounting principles require that the financial statements include estimates by management in the valuation of certain assets and liabilities. The Company's management estimates the reserve for doubtful accounts, the reserve for obsolete inventory and the useful lives of property and equipment. Management uses its historical record and knowledge of its business in making these estimates.

RECLASSIFICATION
----------------
Certain amounts previously reported in the Company's January 31, 1996, October 31, 1995, and January 31, 1995 financial statements have been reclassified to conform to the presentation adopted for the nine months ended October 31, 1996. The most significant reclassification is nonrecurring expenses for the year ended January 31, 1996 and the nine months ended October 31, 1995. Such reclassifications had no effect on the net profits or losses as previously reported.

RESEARCH AND DEVELOPMENT EXPENSES
---------------------------------
Research and development expenditures are expensed as incurred and are approximately as follows:

                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)
                               $   4,000    $  28,000    $  23,000    $ 381,000
                               =========    =========    =========    =========
                                      F - 8

NONRECURRING EXPENSES
---------------------
Nonrecurring expenses are comprised of a one-time legal fee of $89,834 charged by the Company's former bank during August, 1996, and the monthly administrative fees charged by the Receiver during the receivership period. The Receivership Estate began on May 1, 1995 and ended on August 22, 1996.

EARNINGS PER SHARE
------------------
The computation of the net income (loss) per common share is based on the weighted average number of common shares and common share equivalents outstanding.


NOTE 2 - NOTE RECEIVABLE
                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)

8 1/2% note receivable,       $  52,604    $ 104,107    $ 104,107    $ 128,013
 monthly principal and
 interest payments of
 $4,250, secured by
 equipment of the debtor,
 maturing in November, 1997

Less current portion              4,220       43,831       51,504       34,008
                              ---------    ---------    ---------    ---------
                              $  48,384    $  60,276    $  52,603    $  94,005
                              =========    =========    =========    =========


NOTE 3 - LINE OF CREDIT

On November 5, 1993, the Company entered into a security and loan agreement with its bank under which it could obtain credit up to 65% of certain accounts receivable, but not in excess of $1,200,000, at prime plus 3 1/2%. This loan was secured by accounts receivable, inventories and a first priority interest in all unencumbered assets, and matured in June, 1996. In August, 1996, the outstanding balance was repaid in full.

In August, 1996, the Company entered a new banking relationship. The Company obtained a $750,000 revolving credit line which bears interest at the rate of prime plus 1.5% per annum, and is secured, primarily, by the Company's accounts receivable and inventories. The Company also obtained a $300,000, non-revolving, equipment acquisition credit line, which bears interest at the rate of prime plus 1.75%, per annum, and is secured by all of the Company's assets. Both of these loans are cross-collateralized. The terms of these loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth, and ratios of current assets to current liabilities and debt to net worth.

NOTE 4 - LONG-TERM DEBT
                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)

Note payable to bank at
prime rate plus 3 1/2%,
secured by all the assets
of the Company, maturing in
June, 1996. The Company made
monthly interest payments
and principal payments from
time to time depending on
the surplus of cash flow
available.                    $            $ 107,900    $ 147,900    $ 537,500

Note payable to bank at prime
rate plus 3 1/2%, secured by
all the assets of the Company,
maturing in June, 1996.                      971,297    1,071,298    1,168,882

Notes payable to vendors
bearing no interest maturing
at various dates. These notes
were negotiated with vendors
to convert accounts payable
balances into notes with terms
varying from three months to
three years. All these notes
existed when the Receiver was
appointed on May 1, 1995. All
the notes have been paid in
full or written-off, except for
two in dispute which are
reserved for in the Company's
legal accrual (See Note 7).                  684,483      767,258    1,022,926

Other obligations                                          75,352      129,635
                              ---------    ---------    ---------    ---------
                                           1,763,680    2,061,808    2,858,943
Less current portion                       1,763,680    1,965,897    2,787,543
                              ---------    ---------    ---------    ---------
Long-term debt                $     -0-    $     -0-    $  95,911    $  71,400
                              =========    =========    =========    =========


All the above bank debt was repaid in August, 1996 and replaced by the new loan commitments (See Notes 3 and 12).

Interest paid in cash totaled as follows:

                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)

                              $   87,017   $  263,627   $  218,797   $  305,627
                              ==========   ==========   ==========   ==========

NOTE 5 - STOCK OPTION PLANS

In the year ended January 31, 1996, the Company implemented stock option plans which provide for the granting of options to certain officers and key employees to purchase shares of its common stock within prescribed periods at prices that vary from $0.25 to $0.75. The weighted average fair value of the options granted was $0.87 per option. Fair value was determined by estimating the future value of the underlying stock and discounting the gain on the options based on a risk free rate of return adjusted for equity risk. Share activity under the Company's stock option plans is summarized below:


                                                  Nine Months         Year
                                                    Ended            Ended
                                                  October 31,      January 31,
                                                     1996             1996
                                                  -----------      -----------
Held at beginning of year                           359,000                0
Granted to 20 officers and key employees                  0          359,000
Exercised                                                 0                0
Canceled or expired                                       0                0
Held at end of year by 20 officers and key
  employees                                         359,000          359,000
                                                    -------          -------
Shares exercisable, end of period                   252,280          225,600
                                                    -------          -------
Shares available for future grants,
  end of period                                     141,000          141,000
                                                    =======          =======

Price range of options held, end of period       $0.25 - $0.75    $0.25 - $0.75


Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires companies to measure employee stock compensation plans based on the fair value method of accounting. However, the statement allows the alternative of continued use of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro-forma disclosure of net income earnings per share determined as if the fair value based method had been applied in measuring compensation cost. The Company has elected the alternative of continued use of APB No. 25. No pro-forma disclosure is presented because the change in compensation cost is immaterial.

NOTE 6 - INCOME TAXES

The following is a reconciliation of the tax provision, computed by applying the statutory federal income tax rates, and the income tax provision per the financial statements:

                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)

Income tax provision at 34%    $ 145,769    $ 305,360    $ 177,031    $(806,533)
Excess book (tax)
 depreciation and amortization    15,743      (39,658)
Excess book loss on disposition                20,252
Change in allowance for
 doubtful accounts               (30,769)     (21,920)
Write-off of obsolete inventory  (42,827)    (338,358)
Reserve for legal matters                      11,975
Other                              3,510       11,440
Use of net operating loss
 carryforward                    (91,426)                 (177,031)
                               ---------    ---------    ---------    ---------
Current federal tax benefit          -0-      (50,909)         -0-     (806,533)
Current state tax benefit            -0-      (12,106)         -0-          -0-
                               ---------    ---------    ---------    ---------
Net current tax benefit              -0-      (63,015)         -0-     (806,533)

Unrecognized benefit of losses                 63,015                   806,533
Minimum franchise tax              5,600        5,600        5,600        5,600
                               ---------    ---------    ---------    ---------
Provision for income taxes     $   5,600    $   5,600    $   5,600    $   5,600
                               =========    =========    =========    =========


Deferred tax benefits reflect the impact of loss carryforwards, temporary differences between the assets and liabilities recorded for financial reporting purposes and tax purposes. These differences are as follows:

                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)
Allowance for doubtful
  accounts                    $   21,435   $   60,620   $   70,494   $   81,788
Allowance for inventory
  obsolescence                   110,789      165,332      338,606      538,800
Less valuation allowance        (132,224)    (225,952)    (409,100)    (620,588)
                              ----------   ----------   ----------   ----------
        Current               $      -0-   $      -0-   $      -0-   $      -0-
                              ==========   ==========   ==========   ==========

Tax loss carryforward         $ 1,245,103  $1,422,366   $1,362,138   $1,376,992
Depreciation and amortization     (42,992)    (41,741)      29,833     (168,951)
Reserve for legal matters          85,558      43,300
Less valuation allowance       (1,287,669) (1,423,925)  (1,391,971)  (1,208,041)
                              -----------  ----------   ----------   ----------
        Non current           $       -0-  $      -0-   $      -0-   $      -0-
                              ===========  ==========   ==========   ==========

Realization of the deferred benefit is contingent upon future taxable earnings. In accordance with SFAS No. 109, the valuation allowance is 100% of the benefit based on the uncertainty of the Company to realize this benefit.

The Company estimates it had available net operating loss carryforwards of approximately $3,019,000 for federal income tax purposes and $2,351,000 for state income tax purposes at October 31, 1996.

The Company had available net operating loss carryforwards of approximately $3,288,000 for federal income tax purposes, and $2,626,000 for state income tax purposes, at January 31, 1996. The Company's net operating loss carryforwards expire from 2008 to 2011.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES
----------------
The Company is committed to minimum lease payments on a non-cancelable operating lease for its facility, which expires in August 2000, as follows:

Twelve Months ending October 31,
--------------------------------
             1997                   $   291,000
             1998                       291,000
             1999                       291,000
             2000                       242,500
             2001                           -0-
                                    -----------
            TOTAL                   $ 1,115,500
                                    ===========

The leases with respect to the former location were terminated under the powers of the Receiver.

                                      F - 13

Total rental expense under facility lease as follows:

                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)

                              $  227,000   $  275,000   $  217,000   $  410,000
                              ==========   ==========   ==========   ==========

CAPITAL LEASES
--------------
All Company's capital leases for machinery and equipment were terminated under the powers of the Receiver during the year ended January 31, 1995. At January 31, 1995, the obligation under capital leases was $51,366.

LEGAL MATTERS
-------------
The Company is party to various legal proceedings. Except as noted below, the outcome of these proceedings and the potential liability cannot be determined; however, the Company believes it will prevail in its defenses, and does not expect that such litigation will have a material adverse effect on its financial position or results of operations. Additionally, the Company has filed counterclaims in some of the actions. At October 31, 1996 and January 31, 1996, an accrual in the amount of approximately $232,000 and $332,000 has been recorded in anticipation of certain judgments against the Company related to these matters.


NOTE 8 - RELATED PARTY TRANSACTIONS

The Company is using the legal expertise of a lawyer who is a director of the Company. Related legal expenses totaled $52,784, $42,284, $28,268 and $80,625 for the nine months ended October 31, 1996, the year ended January 31, 1996, the nine months ended October 31, 1995 and the year ended January 31, 1995, respectively. The amount due to this director was $0 at October 31, 1996 and $27,500 at January 31, 1996.

NOTE 9 - CONCENTRATIONS

MAJOR CUSTOMER INFORMATION
--------------------------
Concentration of sales and accounts receivable to three major customers total as follows:

                              Nine Months               Nine Months
                                Ended      Year Ended     Ended      Year Ended
                              October 31,  January 31,  October 31,  January 31,
                                 1996         1996         1995         1995
                              -----------  -----------  -----------  -----------
                                                        (Unaudited)  (Unaudited)

Sales during:                 $ 3,299,273  $ 5,298,273  $ 3,942,378  $ 7,470,352
                              ===========  ===========  ===========  ===========

Account receivable at         $   674,461  $   593,310  $   486,601  $   746,631
                              ===========  ===========  ===========  ===========

CASH IN BANK
------------
At October 31, 1996, the Company had cash in a bank which exceeded federally insured limits by $25,331.


NOTE 10 - STOCKHOLDERS' EQUITY

During the quarter ended July 31, 1996, the Company sold 2,530,000 shares of common stock and received $1,772,900 of net proceeds, including $1,300 of interest. Additionally, $50,000 is being held in escrow, pending registration of the common shares sold. The purchase price of the common stock was $.80 per share. From the gross proceeds, the underwriter received $202,400 as a fee. The underwriter also received a 24 month option to purchase 177,100 common shares, at a price of $.80 per share. Proceeds received by the Company have been used to retire bank debt (See Note 12) and other pre-Receiver debt. The Company is obligated to register the securities within six months of the closing date of the offering.

During the year ended January 31, 1995, the Company issued 210,000 shares of common stock, the net proceeds of which were $250,000.


NOTE 11 - FOURTH QUARTER ADJUSTMENTS

During the quarter ended January 31, 1996, the Company wrote-off all abandoned fixed assets and recorded a gain on recovery of excess inventory reserves.

During the quarter ended January 31, 1995, the Company recorded an inventory write-down of $1,000,000 resulting from the re-evaluation of inventory requirements caused by the discontinuation of the Michigan Dynamics' Dynapore product line.

NOTE 12 - CESSATION OF RECEIVERSHIP

On August 13, 1996, all bank debt owned by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and
Management.


NOTE 13 - DISCONTINUED OPERATIONS

On June 15, 1995, the Company sold certain inventory, equipment, trade name, contracts and work in process, of its wholly owned subsidiary Decca Valves Corporation, leading to a discontinuation of its related operations. The assets were sold for a consideration of $305,000 cash. During the year ended January 31, 1996, the operations of its wholly owned subsidiary Michigan Dynamics, Inc. were also discontinued. The remaining assets of this subsidiary have been transferred to Puroflow Corporation.

In November 1994, the Company sold the operating assets of its ultraviolet water purification products subsidiary, Ultra Dynamics, including inventories, property and intangible assets for $234,629 consisting of $100,000 cash and a note receivable of $134,629.

The disposition of these assets have been accounted for as discontinued operations and accordingly, the operating results of the subsidiaries are segregated and reported as discontinued operation in the accompanying consolidated statements of operations. The prior year's financial statements have been restated to reflect the discontinued operations. Revenues applicable to the discontinued operations were $326,509 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and $2,615,540 for the year ended January 31, 1995.

No dealer, sales representative or any
other person has been authorized to give
any information or to make any repre-
sentations in connection with this
offering other than those contained in
this Prospectus, and, if given or made,
such information or representations must
not be relied upon as having been
authorized by the Company or any Under-
writer. This Prospectus does not constitute
an offer to sell or a solicitation of an             2,707,100 Shares
offer to buy any securities other than
the shares of Common Stock to which it
relates or an offer to sell, or a                  PUROFLOW INCORPORATED
solicitation of an offer to buy, to any
person in any jurisdiction in which such                Common Stock
an offer or solicitation would be unlawful.
Neither the delivery of this Prospectus
nor any sale made hereunder shall, under
any circumstances, create any implication
that there has been no change in the affairs
of the Company since the date hereof or that
the information contained herein is correct
as of any time subsequent to the date hereof.
-------------------------------
          TABLE OF CONTENTS       Page
Prospectus Summary.............      4
Risk Factors...................      7
Dividend Policy................     13       ----------------------------
Use of Proceeds................     13
Selected Financial Data........     14               PROSPECTUS
Selling Security Holders and
 Plan of Distribution..........     15       ----------------------------
Selling Security Holders.......     16
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.....     17
Business.......................     22
Legal Proceedings..............     27
Management.....................     27
Principal Stockholders.........     30
Price Range of Common Stock....     31
Description of Capital Stock...     32                         , 1997
Related Party Transactions.....     32
Change in Accountants..........     32
Legal Matters..................     33
Experts........................     33
-------------------------------
Until ________________, 1997 (25 days after
the date of this Prospectus), all dealers effecting transactions in the Registered
Securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers
--------  -----------------------------------------

      The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provided that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution
--------  -------------------------------------------

      The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

                                                   Amount
                                                   ------

SEC Registration Fee.........................    $   933.54
Accounting Fees and Expenses.................    $38,000.00*
Legal Fees and Expenses......................    $20,000.00*
Miscellaneous Expenses.......................    $ 5,000.00*
                                                 ----------
      Total                                      $63,933.54*
                                                 ==========
     *Estimated

Item 26.  Recent Sales of Unregistered Securities
--------  ---------------------------------------

      The Company has sold the following unregistered securities within the last three years:

      1. In July 1996, the Company issued 2,530,000 shares of Common Stock for $1,772,900 cash to accredited investors. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

                                       II-1

      2. In connection with the July 1996 private placement, the Company issued to the Placement Agents in consideration of the efforts of the Placement Agents, options to purchase 177,100 shares of Common Stock at a price (subject to adjustment) of $0.80 per share. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.


Item 27.  Exhibits.
--------  ---------

      Exhibit No.                         Description
      -----------                         -----------

        3.1                   Certificate of Incorporation of the Company.
                              (Incorporated by reference to the Company's
                              Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

        3.2 Bylaws (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

        4.1                   Form of Placement Agent Purchase Option.

        4.2                   Form of Registration Rights Agreement.

        5.1                   Opinion of Sheppard, Mullin, Richter & Hampton
                              LLP.

       10.1                   1991 Key Employee Incentive Stock Option Plan.
                              (Incorporated by reference to the Company's
                              Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

       10.2 Sublease dated July 27, 1995 between Kaiser Marquardt and the Company with sublease guarantor Kaiser Aerospace and Electronics (Incorporated by reference to exhibit 10.26 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-5622)).

       10.3 Employment Agreement dated March 11, 1993 between the Company and Michael H. Figoff (Incorporated by reference to the Company's Form 10-K filed with the Securities and Exchange Commission on May 15,
                              1993).

       10.4 Form of Directors Stock Option Agreement dated July 9, 1987 (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

       10.5 Form of Directors Stock Option Agreement dated February 14, 1991 (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

       21.1 Subsidiaries of the Company (Incorporated by reference to exhibit 22 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-5622)).

       23.1 Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).

       23.2                   Consent of Rose, Snyder & Jacobs.

       24.1                   Power of Attorney (included on page S-1).


Item 28.  Undertakings.
--------  -------------

      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described in Item 24, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b)   The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                     SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on January 13, 1997.

                                        PUROFLOW INCORPORATED

                                        By: /s/ Michael H. Figoff
                                           --------------------------------
                                           Michael H. Figoff
                                           President and Chief Executive Officer


                                  POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael H. Figoff, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

   Signature                       Title                             Date
   ---------                       -----                             ----

/s/ Michael H. Figoff       President, Chief Executive
------------------------    Officer and Director (principal
Michael H. Figoff           executive officer, principal
                            financial officer, and principal
                            accounting officer)                January 13, 1997

/s/ Reuben M. Siwek         Chairman of the Board and
------------------------    General Counsel                    January 13, 1997
Reuben M. Siwek


/s/ Robert A. Smith         Vice Chairman of the Board         January 13, 1997
------------------------
Robert A. Smith


/s/ Dr. Tracy K. Pugmire    Director                           January 13, 1997
------------------------
Dr. Tracy K. Pugmire


/s/ Leo S. Unger            Director                           January 13, 1997
------------------------
Leo S. Unger
                                       S-1

                                 EXHIBIT INDEX



Exhibit No.              Description                                   Page
--------------------------------------------------------------------------------

  4.1       Form of Placement Agent Purchase Option                     61

  4.2       Form of Registration Rights Agreement                       80

  5.1       Opinion of Sheppard, Mullin, Richter & Hampton
            LLP                                                         91

 23.2       Consent of Rose, Snyder & Jacobs                            93

                                EXHIBIT 4.1
                                -----------



THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, ASSIGN, PLEDGE, HYPOTHECATE OR OTHERWISE TRANSFER THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED. VOID AFTER 5:00. P.M., NEW YORK TIME, July 18, 1998.

PLACEMENT AGENT PURCHASE OPTION

For the Purchase of Shares of Common Stock = _________

            Name:_________________     SS#  _________________

                                     of
                           PUROFLOW INCORPORATED
                          (A Delaware Corporation)

      PI-PAW                                                  July 18, 1996

      1.    Purchase Option.

      THIS CERTIFIES THAT, for the sum of ten dollars ($10.00) the receipt of which is hereby acknowledged by Puroflow Incorporated, a Delaware corporation (the "Company"), Toluca Pacific Securities Corporation (the "Holder"), as registered owner of this Purchase Option, is entitled, at any time or from time to time at or after July 18, 1996 - and at or before 5:00 p.m., New York Time, July 18, 1998, but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to () shares of common stock of the Company, $.01 par value (the "Common Stock"). If July 18, 1998 is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending July 18, 1998 the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at an exercise price of $.80 per share so purchased; provided, however, that upon the occurrence of any of the events specified in
Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per share and the number of shares of Common Stock to be received upon such exercise, shall be adjusted as therein specified. The term "Exercise Price" shall mean the initial exercise price or the adjusted exercise price, depending on the context.




                                     1

      This Purchase Option is being issued to the Holder as the Placement Agent in connection with the private placement (the "Offering") of shares of Common Stock of the Company pursuant to the Company's Confidential Private Placement Memorandum dated May 1, 1996 (the "Memorandum").

      The holder(s) of this Purchase Option and any option issued upon the transfer or assignment of this Purchase Option are referred to hereinafter collectively as the Holder(s) of the Purchase Options or as the "Holder(s)".

      2.    Exercise.
            --------

            2.1 EXERCISE FORM. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Common Stock being purchased. To the extent the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York Time, on July 18, 1998 this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

            2.2 LEGEND. Each certificate for Common Stock purchased under this Purchase Option shall bear a legend as follows unless such Common Stock has been registered under the Act and the issuance complies with any applicable state securities laws:

             "The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the "Act"). The securities may not be sold, assigned, pledged, hypothecated or otherwise transferred except pursuant to an effective registration statement under the Act and in compliance with the applicable state securities laws, or the Company receives an opinion of counsel, satisfactory to the Company, that such registration is not required and that the sale, assignment, pledge, hypothecation or transfer is in compliance with applicable state securities laws."



                                     2

      3.    Transfer.
            --------

            3.1 TRANSFERABILITY. TPSC agrees as holders to not transfer, sell, assign, pledge, hypothecate or otherwise transfer this Purchase Option. Upon the closing of escrow TPSC will provide the Company (Puroflow, Inc.) a list of holder names that the options are to be allocated to and transferred into those names respectively.

            3.2 TRANSFER OF COMMON STOCK. The shares of Common Stock underlying this Purchase Option, shall not be transferred unless (i) pursuant to an exemption from registration under the Act and in compliance with applicable state securities laws, or (ii) the transfer is made pursuant to an effective registration statement under the Act and in compliance with applicable state securities laws.

      4.    New Purchase Options To Be Issued.
            ---------------------------------

            4.1 PARTIAL EXERCISE OR TRANSFER. This Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of shares of Common Stock purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

            4.2 LOST CERTIFICATE. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute an additional contractual obligation on the part of the Company.



                                     3

      5.    Registration Rights.
            -------------------

            5.1   REQUIRED REGISTRATION.

                   5.1.1 GRANT OF RIGHT. The Company agrees to prepare and file a registration statement (the "Registration Statement"), on Form S-1 (or Form SB-2, or other Form, if permitted by SEC rules and regulations), with the Securities and Exchange Commission (the "SEC") no later than six
(6) months from the date of the first sale of the Company's securities in the Offering. The Registration Statement shall include, among other things, all shares of Common Stock of the Company sold in the Offering, this Purchase Option and all the shares of Common Stock issuable upon exercise of this Purchase Option. The Company further agrees that it shall cause such Registration Statement to become effective and remain effective for a period of twenty-four (24) months from the date the SEC declares such Registration Statement effective. This Purchase Option and the shares of Common Stock issuable upon exercise of this Purchase Option (shall sometimes hereinafter be collectively referred to as the "Registrable Securities"'). Should this registration or the effectiveness thereof be delayed by the Company, the exercisability of the Purchase Options shall be extended for a period of time equal to the delay in registering the Registrable Securities caused by the Company.

                   5.1.2 TERMS. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, and the Holder(s) shall pay any and all underwriting and broker/dealer discounts, commissions and non-accountable expenses of any underwriter or broker/ dealer selected by the Holder(s) to sell the Registrable Securities. The Company agrees to use its prompt best efforts to cause the filing required herein to become effective and to qualify or register the Registrable Securities in such States as are reasonable requested by the Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in more than ten (10) states or in states in which such registration would cause the Company to be obligated to qualify to do business in such State or execute a general consent to service or process.



                                     4

            5.2   "PIGGY-BACK" REGISTRATION.

                   5.2.1 GRANT OF RIGHT. In addition to the required right of registration, the Holder(s) of the Purchase Option shall have the right for a period of twenty-four (24) months from the closing of the Offering, to include the Registrable Securities as part of any other registration of securities filed by the Company.

                   5.2.2 TERMS. The Company shall bear all fees and expenses attendant to registering the Registrable Securities under the Act and in those states selected by the Company for purposes of its offering, but the Holder(s) shall pay any and all underwriting and broker-dealer discounts, commissions and non-accountable expenses of any underwriter or broker-dealer selected by Holder(s) to sell the Registrable Securities. The Company shall qualify or register the Registrable Securities in such additional states (but in no event more than ten (10) states) as are reasonably requested by the Holder(s) and shall bear all costs and expenses, including reasonable counsel fees and expenses, of the qualification or registration of the Registrable Securities in such additional states. In the event of such a proposed registration, the Company shall furnish the then Holder(s) of the Registrable Securities with not less than twenty-five days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holder(s) shall continue to be given for each registration statement filed (during the period in which the Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered. The Holder(s) shall exercise the "piggy-back" rights provided for herein by giving written notice, within fifteen days of the receipt of the Company's notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above "piggyback" rights to remain effective for at least nine months from the date that the Holder(s) of the Registrable Securities are first given the opportunity to sell all of such securities. Upon effecting any sale of the Registrable Securities, the Holders shall advise the Company in writing of the date of such sale and the number of Registrable Securities sold.

            5.3   GENERAL TERMS.

                   5.3.1 INDEMNIFICATION BY COMPANY. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holder(s) within the meaning of Section 15 of the Act or
Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and each underwriter (within the meaning of the Act) of such Registrable Securities and each person, if any, who controls (within




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                                 Page 65 of 93
the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) such underwriter, against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any or all of them may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon
(i) any untrue statement or alleged untrue statement of a material fact contained (A) in such registration statement or an preliminary or final prospectus constituting a part thereof or any amendment or supplement thereto (collectively, the "Offering Documents"), or (B) in any blue sky application or other document executed by the Company specifically for blue sky purposes or based upon any other written information furnished by the Company or on its behalf to any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information being hereinafter called a "Blue Sky Application"), or (ii) the omission or alleged omission by the Company to state in the Offering Documents or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse the Holder(s), each underwriter and each such controlling person for any legal or other expenses reasonably incurred by each of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any case to any one of the Holder(s) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by such Holder for use in the preparation of the Offering Documents or any such Blue Sky Application.

                        5.3.1.1 INDEMNIFICATION BY THE HOLDERS. Each of the Holder(s) of the Registrable Securities to be sold pursuant to any registration hereunder agrees, severally but not jointly, to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Act or the Exchange Act and each underwriter (within the meaning of the Act) and each person, if any, who controls such underwriter within the meaning of the Act or the Exchange Act against all losses, claims, damages or liabilities (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating preparing or defending against any claim whatsoever), to which each of them may




                                     6
become subject, under the Act, the Exchange Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Offering Documents, or
(B) in any Blue Sky Application, or (ii) the omission or alleged omission to state in the Offering Documents or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case, only if and to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon or in conformity with written information furnished to the Company by such Holder specifically for use in the preparation of the Offering Documents or any such Blue Sky Application; and will reimburse the Company, each underwriter and each such controlling person for any legal or other expenses reasonably incurred by each of them in connection with investigating or defending any such loss, claim, damage, liability or action provided that such loss, claim, damage or liability is found ultimately to arise out of or be based upon the circumstances described in this Subsection 5.3.1.1.

                        5.3.1.2 PROCEDURE. Promptly after receipt by an indemnified party under this Section 5.3.1 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.3.1, notify in writing the indemnifying party of the commencement thereof; and the omission so to notify the indemnifying party will relieve the indemnifying party from any liability under this Section 5.4.1 as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified part, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this paragraph 5.3.1 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.




                                     7

                        5.3.1.3 CONTRIBUTION. If the indemnification provided for in this Section 5.3.1 is unavailable to any indemnified party in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party, as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand, and of the Holder of the Registrable Securities who seeks contribution or from whom contribution is sought on the other hand, in connection with statements or omissions which resulted in such losses, claims damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the Company on the one hand, and such Holder of the Registrable Securities on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or the Holder, and their relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                        5.3.1.4 EQUITABLE CONSIDERATIONS. The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 5.3.1 were determined by prorata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph.

                   5.3.2 EXERCISE OF PURCHASE OPTION. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise their Purchase Option prior to or after the initial filing of any registration statement or the effectiveness thereof.

                   5.3.3 Intentionally Deleted.

                   5.3.4 DOCUMENTS DELIVERED TO HOLDERS. The Company shall furnish to each of the Holder(s) participating in any of the foregoing offerings and to each underwriter of any such offering, if any, a signed counterpart, addressed to each of such Holder(s) or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a "cold comfort" letter




                                     8
dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to each of the Holder(s) participating in the offering requesting same the correspondence and memoranda described below and to the managing underwriter copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request.

                   5.3.5 UNDERWRITING AGREEMENT. The Company shall enter into an underwriting agreement with the managing underwriter(s) selected by any Holder(s) whose Registrable Securities are being registered pursuant to
Section 5.1. Any such underwriters shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriter(s), and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type. The Holder(s) shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriter(s) shall also be made to and for the benefit of such Holder(s). Such Holder(s) shall not be required to make any representations or warranties or to agreements with the Company or the underwriter(s) except as they may relate to such Holder(s), their Registrable Securities and their intended methods of distribution.




                                     9

                   5.3.6 DOCUMENTS TO BE DELIVERED BY HOLDER(S). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

      6.    Adjustments to Exercise Price and Number of Securities.
            ------------------------------------------------------

            6.1 COMPUTATION OF ADJUSTED EXERCISE PRICE. Except for and exclusive of the issuance or sales referred to in Section 6.8 hereof and as otherwise hereinafter provided, in case the Company shall at any time after the date hereof issue or sell any shares of Common Stock including shares held in the Company's treasury and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, for a consideration per share less than the Exercise Price in effect on the date the Board of Directors authorized the issuance or sale of such shares (or, if there was no such authorization, immediately prior to the issuance or sale of such shares) or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced to the price (calculated to the nearest full cent) equal to the quotient derived by dividing (i) an amount equal to the sum of (X) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Exercise Price in effect immediately prior to such issuance or sale, plus (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by ( ii) the number of shares of Common Stock outstanding immediately after such issuance or sale; provided however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 6.4 hereof or as a result of readjustment pursuant to clause (v) of Section 6.3 hereof.

            6.2 GENERAL RULES FOR COMPUTATION OF ADJUSTMENTS. For the purposes of any computation to be made in accordance with Section 6.1, the following provisions shall be applicable:




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                                 Page 70 of 93

                   6.2.1 CASH CONSIDERATION. In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or, if either of such securities shall be sold to underwriters or dealers for public offering without a subscription offering, the public offering price), before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

                   6.2.2 OTHER THAN CASH CONSIDERATION. In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.

                   6.2.3 SHARE DIVIDENDS. Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

                   6.2.4 RECLASSIFICATION. The reclassification of securities of the Company other than shares of Common Stock into other securities of the Company including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the record date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in Section 6.2.2.

                   6.2.5 OUTSTANDING SHARES. The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of any and all outstanding options, rights, warrants to purchase shares of Common Stock and upon the conversion or exchange of any and all outstanding securities convertible or exchangeable into shares of Common Stock.




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                                 Page 71 of 93

            6.3 OUTSTANDING RIGHTS, WARRANTS AND CONVERTIBLE AND EXCHANGEABLE SECURITIES. In case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Exercise Price in effect on the date the Board of Directors authorized the issuance or sale of such securities (or, if there was no such authorization, immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or without consideration), the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of
Section 6.1 hereof, provided that:

                     (i) The aggregate maximum number of shares of Common
             Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, and shall be deemed to be issued for a consideration equal to the purchase price per share provided for in such options rights or warrants at the time of issuance, plus the consideration, if any, received by the Company for the issuance of such options, rights or warrants.

                     (ii) The aggregate maximum number of shares of Common
             Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration received by the Company for the issuance of such securities, plus the consideration, if any, receivable by the Company upon the conversion or exchange thereof.

                     (iii) If any change shall occur in the exercise price
             per share provided for in any of the options, rights, or warrants referred to in clause (i) of Section 6.3, or in the price per share at which the securities referred to in clause
             (ii) of Section 6.3 are convertible or exchangeable, such




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                                 Page 72 of 93
             options, rights, or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

                     (iv) Except as provided in clause (i) above, no
             further adjustment of the Exercise Price shall be made upon the actual issuance of the Common Stock upon the exercise of such options, rights or warrants, or the conversion or exchange of such convertible or exchangeable securities.

                     (v) On the expiration of any option, right or warrant
             or on the termination of any right to convert or exchange any convertible or exchangeable security for which an adjustment to the Exercise Price was made upon the issuance or sale pursuant to this Section 6.3, the Exercise Price shall forthwith be readjusted to such amount as would have been obtained had the adjustment made upon the granting or issuance of such rights, options or warrants or convertible or exchangeable security been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options, rights of warrants or upon the conversion or exchange of such convertible or exchangeable security.

            6.4 SUBDIVISION AND COMBINATION. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

            6.5 ADJUSTMENT IN NUMBER OF SHARES. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 6, the number of shares of Common Stock issuable upon the exercise of this Purchase Option




                                     13
shall be adjusted to the nearest full number obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Purchase Option immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

            6.6 DEFINITION OF COMMON STOCK. For the purpose of this Purchase Option, the term "Common Stocks" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Company as amended through the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that the Company shall after the date hereof issue securities with greater or superior voting rights than the shares of Common Stock outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of any Purchase Option either shares of Common Stock or a like number of such securities with greater or superior voting rights.

            6.7 MERGER OR CONSOLIDATION. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section
6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

            6.8 NO ADJUSTMENT OF EXERCISE PRICE IN CERTAIN CASES. No adjustment of the Exercise Price shall be made:




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                                 Page 74 of 93

                     (i) With respect to the shares of Common Stock
             issuable upon the exercise of (A) this Purchase Option; (B) currently granted options under the Company's stock option plans now in effect.

                     (ii) Upon the issuance or sale of shares of Common
             Stock upon the exercise of options, rights or warrants, or upon the conversion or exchange of convertible or exchangeable securities, in any case where the Exercise Price was adjusted at the time of issuance of such options, rights or warrants, or convertible or exchangeable securities, as contemplated by
             Section 6.3 hereof.

                     (iii) If the amount of said adjustment shall be less
             than two cents ($.02) per Share, provided, however, that in such case, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least ten cents ($.02) Per Share.

            6.9 NON-CASH DIVIDENDS AND OTHER DISTRIBUTIONS. In the event that the Company shall at anytime prior to the exercise of all Purchase Options declare a dividend (other than a dividend consisting solely of shares of Common Stock, other securities of the Company or the payment of cash dividends) or otherwise distribute to its stockholders any assets, property rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another or any other thing of value, the Holder(s) of the unexercised Purchase Options shall thereafter be entitled, in addition to the shares of Common Stock or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Purchase Options, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Purchase Options had been exercised immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Section 6.9.

            6.10 ELIMINATION OF FRACTIONAL INTERESTS. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon exercise of the Purchase Option, nor shall it be required to issue script or pay cash in lieu of any fractional interests, it being




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                                 Page 75 of 93
the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of shares of Common Stock or other securities, properties or rights.

            6.11 MARKET PRICE PER SHARE. For the purposes of this Purchase Option, the term "Market Price" at any date shall be deemed to be (i) the last reported sale price, or, in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three trading days, in either case as officially reported by the national securities exchange on which the Common Stock is principally trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or if any such exchange on which the Common Stock is listed is not its principal trading market, then by the National Association of Securities Dealers, Inc. ("NASD"), if the Common Stock is principally traded on the NASDAQ National Market System ("NASDAQ/NMS"),
(ii) if the Common stock is not principally traded on either a national securities exchange or NASDAQ/NMS then the average bid quotation on such day as furnished by the NASD through the National Association of Securities Dealers, Inc.'s Automated Quotation System ("NASDAQ") or (iii) if the Common Stock is not quoted on NASDAQ, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

      7.    Reservation And Listing.
            -----------------------

            The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of the Purchase Options, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Options and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Purchase Options shall be outstanding, the Company shall use its best efforts to cause all (i) shares of Common Stock issuable upon exercise of the Purchase Options to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable, qualified for quotation on NASDAQ) on which the Common Stock of the Company may then be listed and/or qualified for quotation; and during any period of time in which such shares of Common Stock issuable upon exercise of the Purchase Options are not so listed and/or qualified for quotation, the period of time which the Purchase Options may be exercised shall be extended for a corresponding period of time.




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                                 Page 76 of 93

      8.    Certain Notice Requirements.
            ---------------------------

            8.1 HOLDER'S RIGHT TO RECEIVE NOTICE. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If however, at any time prior to the expiration of the Purchase Options and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.

            8.2 EVENTS REQUIRING NOTICE. The Company shall be required to give the notice described in Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

            8.3 NOTICE OF CHANGE IN EXERCISE PRICE. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change ("Price Notice"). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company's President and Chief Financial Officer.




                                     17

            8.4 TRANSMITTAL OF NOTICES. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) If to the registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company designate by notice to the Holders: Puroflow Incorporated, 16559 Saticoy Street, Van Nuys, California 91406.

      9.    Miscellaneous.
            -------------

            9.1 AMENDMENTS. Any amendment or modification shall require the written consent signed by the party against whom enforcement of the modification or amendment is sought.

            9.2 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

            9.3 ENTIRE AGREEMENT. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

            9.4 BINDING EFFECT. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

            9.5 GOVERNING LAW; SUBMISSION TO JURISDICTION VENUE. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflict of laws principles thereof or the actual domiciles of the parties. The Company and the Holder hereby agree that any action, proceeding or claim against either of them arising out of, or relating in




                                     18
any way to this Purchase Option shall be brought and enforced in any of the courts of the State of California, in California, or in the United States District Court, and irrevocable submits to such jurisdiction. The company and the Holder hereby waive any objection to such jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company or the Holder may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof with respect to the Company and to the Holder at the following address: c/o Toluca Pacific Securities Corporation, 3500 West Olive Avenue, Suite 1190 Burbank, California 91505, or such other address as the Holder may so notify the Company. Such mailing shall be deemed personal service and shall be legal and binding upon the Company and the Holder in any action, preceding or claim.

            9.6 WAIVER, ETC. The Failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other subsequent breach, non-compliance or non-fulfillment.

            9.7 ABSOLUTE OWNER. The Company may deem and treat the registered holder of this Purchase Option as the absolute owner of the Purchase Option (notwithstanding and notations of ownership or writing hereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

            IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the 30th day of October, 1996.

                                          PUROFLOW INCORPORATED


                                          By:___________________________
                                             Michael H. Figoff, President
ATTEST:



_______________________________
Sandy Yoshisato, Secretary



                                     19

                                EXHIBIT 4.2
                                -----------



                       REGISTRATION RIGHTS AGREEMENT
                       -----------------------------

      THIS REGISTRATION RIGHTS AGREEMENT, dated as of June 3, 1996 by and between PUROFLOW INCORPORATED, a Delaware corporation (the "Company"), and person whose name appears on the signature page attached hereto (the "Holder").

      WHEREAS, pursuant to a Private Placement Memorandum dated May 1, 1996 (the "Memorandum"), the Company has offered (the "Offering"), through Toluca Pacific Securities Corporation (the "Placement Agent"), for sale shares of its common stock, $.01 par Value (the "Common Stock"), on a "best efforts 2,500,000 share maximum - 1,200,000 share minimum" basis (collectively the "Shares");

      WHEREAS, in order to induce the Holder to purchase the Shares, the Company and the Holder have agreed to enter into this Agreement; and

      WHEREAS, it is intended by the Company and the Holder that this Agreement shall become effective immediately upon the acquisition by the Holder of the Shares;

      NOW, THEREFORE, in consideration of the premises, promises and the mutual covenants contained herein and in the Subscription Agreement, the Company hereby agrees as follows:

REGISTRATION RIGHTS.

      1.   REGISTRATION RIGHTS.

                 (a) GRANT OF REQUIRED REGISTRATION RIGHT. The Company agrees to prepare and file a registration statement (the "Registration Statement"), on Form S-1 (or Form SB-2, or other Form, if permitted) with the Securities and Exchange Commission (the "SEC") no later than six (6) months from the date of the last sale of the Shares in the Offering. The Registration Statement shall include, among other things, all Shares sold in the Offering, a warrant (the "PA Warrant"), granted by the Company to the Placement Agent and all the shares of Common Stock issuable upon exercise thereof (the "PA Shares"). The Company further agrees that it shall cause such Registration Statement to become effective and remain effective for a period of twelve (12) months from the date SEC declares such Registration Statement effective. The Shares, the PA Warrant and the PA Shares shall collectively be referred to herein as the "Registrable Securities". Should this registration or the effectiveness thereof be delayed by the Company, the exercisability of the Purchase Options shall be extended for a period of time equal to the delay in registering the Registrable Securities caused by the Company. Moreover, the Company agrees that from the net proceeds raised in the Offering, it shall at the closing of the Offering deposit $50,000.00 of such proceeds into a segregated account F/B/O PUROFLOW INCORPORATED SHARE SUBSCRIBERS mutually acceptable to the Placement Agent and the Company. The $50,000.00 shall be released automatically to TPSC F/B/O Puroflow Inc., Share Subscribers (including the Holder), if the Company has not filed the Registration Statement with the SEC by the target date, such funds shall then be used solely in connection with the preparation and filing of a registration statement covering the Shares, in the event such funds are released from the special account to TPSC including the holder, the Company further agrees that it shall take all necessary or advisable expeditiously to assist the Holders in causing such registration statement to be filed and become and remain effective, including, but not limited to, signing all documents (including the registration statement) to effect such action.

                 (b) TERMS. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, and the Holder(s) shall pay any and all underwriting and broker-dealer discounts, commissions and non-accountable expenses of any underwriter or broker-dealer selected by the Holder(s) to sell the Registrable Securities. The Company agrees to use its prompt best efforts to cause the filing required herein to become effective and to qualify or register the Registrable Securities in such States as are reasonably requested by the Holder(s) (but in no event more than ten (10) states); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause the Company to be obligated to qualify to do business in such State or execute a general consent to service or process.

                 (c) "PIGGYBACK REGISTRATION". If the Company at any time after the date of this Agreement proposes to register any of its securities under the Securities Act of 1933, as amended (the "1933 Act") (other than in connection with a merger or pursuant to Form S-8 or other comparable form), and any shares sold in the offering to the Holders are at such time not registered for sale under the Act, the Company shall include all such shares in such registration statement if such registration statement does not related to any underwritten public offering. If such registration statement relates to an underwritten public offering, the Company shall request that the




                                     2
      managing underwriter (if any) of such underwritten offering include the Shares in the registration, statement for the underwritten offering in such registration. If such managing underwriter agrees to include the Registrable Securities in the registration statement relating to the underwritten offering, the Company shall at such time give prompt written notice to all Holders of its intention to effect such registration and of such Holders, right under such proposed registration, and upon the request of any such Holder delivered to the Company within twenty (20) days after giving such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company shall include such Registrable Securities held by such Holder requested to be included in such registration; provided, however, that:

                        (i) If, at any time after giving such written
            notice of the Company's intention to register any of the Holders' Registrable Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to file the registration statement wherein the Registrable Securities are being registered or to delay the registration of such Registrable Securities, at its sole election, the Company may give written notice of such determination to each Holder and thereupon shall be relieved of its obligation to register any Registrable Securities issued or issuable in connection with such registration (but not from its obligation to pay registration expenses in connection therewith or to register the Registrable securities in a subsequent registration); and in the case of a determination to delay a registration, the Company shall thereupon be permitted to delay registering any Registrable Securities for the same period as the delay in respect of securities being registered for the Company's own account.

                       (ii) If the managing underwriter in such
            underwritten offering shall advise the Company that it declines to include a portion or all of the Registrable Securities requested by the Holders to be included in the registration statement, then distribution of all or a specified portion of the Registrable Securities shall be excluded from such registration statement (in case of an exclusion as to a portion of the Registrable Securities, such portion to be excluded shall be allocated among such holders and any affiliates of the Company including securities to be registered in such underwritten offering in proportion to the respective number of Registrable Securities and other securities requested to be registered by each such Holder and affiliate). In such event




                                     3
            the Company shall give the applicable Holders prompt notice of the number of Registrable securities excluded from such registration at the request of the managing underwriter. No such exclusion shall reduce the securities being offered by the Company for its own account to be included in such registration statement.

                 (d) COOPERATION WITH COMPANY. The Holder will cooperate with the Company in all respects in connection with this Agreement, including, timely supplying all information reasonably requested by the Company and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities.

      2. REGISTRATION PROCEDURES. If and whenever the Company is required by any of the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Securities under the 1933 Act, the Company shall as expeditiously as possible:

                 (a) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement and shall use its best efforts to cause such registration statement to become effective and remain effective until all the Registrable Securities are sold or become capable of being publicly sold without registration under the 1933 Act;

                 (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of all securities covered by such registration statement (including prospectus supplements with respect to the sales of securities from time to time in connection with a registration statement pursuant to Rule 415 of the Commission);

                 (c) furnish to the Holders such numbers of copies of a summary prospectus or other prospectus, including a preliminary prospectus or any amendment or supplement to any prospectus, in conformity with the requirements of the 1933 Act, and such other documents, as the Holders may reasonably request in order to facilitate the public sale or other disposition of the securities owned by the Holders;




                                     4

                 (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Holders shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Holders to consummate the public sale or other disposition in such jurisdictions of the securities owned by such Holders, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, to file therein any general consent to service of process or to be subject to any escrow or other similar conditions;

                 (e) use its best efforts to list such securities on any securities exchange on which any securities of the Company is then listed, if the listing of such securities is then permitted under the rules of such exchange;

                 (f) enter into and perform its obligations under an underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering;

                 (g) notify the Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements, therein not misleading in the light of the circumstances then existing; and

                 (h) take such other actions as shall be reasonably requested by any Holders to facilitate the registration and sale of the Registrable Securities; provided, however, that the Company shall not be obligated to take any actions not specifically required elsewhere herein which in the aggregate would cost in excess of $1,000.

      3. EXCLUSION OF CERTAIN SECURITIES IN REGISTRATION STATEMENT; NO OTHER REGISTRATION STATEMENTS. The Company hereby represents, warrants and agrees that (i) other than the Registrable Securities it shall not allow or permit any other Securities of the Company to be included in the Registration Statement, and (ii) for a period of twelve (12) months from the date the SEC declares the Registration Statement effective, the




                                     5

Company shall not file any, other Registration Statement with the SEC without the prior permission from the Placement Agent.

      4. EXPENSES. All expenses incurred in any registration of the Holder's Registrable Securities under this Agreement shall be paid by the Company, including, without limitation, printing expenses, fees and disbursements of counsel for the Company, expenses of any audits to which the Company shall agree or which shall be necessary to comply with governmental requirements in connection with any such registration, all registration and filing fees for the Holders', limited to no more than ten
(10) states, Registrable Securities under federal and state securities laws, and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 2(d); provided, however, the Company shall not be liable for (a) any discounts or commissions to any underwriter; (b) any stock transfer taxes incurred with respect to Registrable Securities sold in the Offering or (c) the fees and expenses of counsel for any Holder, provided that the Company will pay the costs and expenses of Company counsel when the Company's counsel is representing any or all selling security holders.

      5. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement pursuant to this Agreement:

                 (a) COMPANY INDEMNITY. Without limitation of any other indemnity provided to any Holder, either in connection with the offering or otherwise, to the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the affiliates, officers, directors and partners of each Holder, any underwriter (as defined in the 1933 Act) for such Holder, and each person, if any, who controls such Holder or underwriter (within the meaning of the 1933 Act or the Securities Exchange Act of 1934 (the "Exchange Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) any violation or alleged violation by the Company of the 1933 Act, the Exchange Act, or any state




                                     6
      securities law or any rule or regulation promulgated under the 1933 Act, the Exchange Act or any state securities law, and in each case, the Company shall reimburse the Holder, affiliate, officer or director or partner, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any Holder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder or any other officer, director or controlling person thereof.

                 (b) HOLDER INDEMNITY. The Holder shall indemnify and hold harmless the Company, its affiliates, its counsel, officers, directors, shareholders and representatives, any underwriter (as defined in the 1933 Act) and each person, if any, who controls the Company or the underwriter (within the meaning of the 1933 Act or the Exchange Act), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the Exchange Act or any state securities law, and in each case the Holder shall reimburse the Company, affiliate, officer or director or shareholder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; insofar as such losses, claims, damages or liabilities (or actions and respect thereof) arise out of or are based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly, by such Holder or any other officer, director or controlling person thereof to the Company in connection with the registration of Registrable Securities. Notwithstanding the above, the Holder's indemnification shall be limited to the dollar value of the securities being registered for the account of the Holder.

                 (c) NOTICE; RIGHT TO DEFEND. Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and if the indemnifying party agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnified party with respect to such claim, jointly with any




                                     7
      other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel in combination with other parties who have entered into substantially identical agreements, with the fees and expenses to be paid by the indemnifying party, if the indemnified party based upon advice of counsel reasonably believes that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Agreement only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Agreement. There can be no settlement without the indemnifying party's prior consent.

                 (d) CONTRIBUTION. If the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Holder shall be obligated to contribute pursuant to the Agreement shall be limited to an amount equal, to the proceeds to the Holder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the




                                     8

      Holder has otherwise been required to pay in respect of such loss, claim, damage, liability or action, or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registrable Securities).

                 (e) SURVIVAL OF INDEMNITY. The indemnification provided by this Agreement shall be a continuing right to indemnification and shall survive the registration and sale of any Registrable Securities by any person entitled to indemnification hereunder and the expiration or termination of this Agreement.

      6.   REMEDIES.

                 (a) TIME IS OF THE ESSENCE. The Company agrees that time is of the essence of each of the covenants contained herein and that, in the event of a dispute hereunder, this Agreement is to be interpreted and construed in a manner that will enable the Holder to sell its Registrable Securities as quickly as possible after such Holders have indicated to the Company that they desire their Registrable Securities to be registered. Any delay on the part of the Company not expressly permitted under this Agreement, shall be deemed a material breach of this Agreement.

                 (b) REMEDIES UPON DEFAULT OR DELAY. The Company acknowledges the breach of any part of this Agreement may cause irreparable harm to the Holder and that monetary damages alone may be inadequate. The Company therefore agrees that the Holder shall be entitled to injunctive relief or such other applicable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit a Holder's right to any remedies at law, including recovery of damages for breach of any part of this Agreement.

      7.   NOTICES.

                 (a) All communications under this Agreement shall be in writing and shall be mailed by certified mail return receipt requested, postage prepaid, or telegraphed or telexed with confirmation of receipt or delivered by hand or by overnight delivery service,




                                     9

                       (i)   If to the Company, at:

                             Puroflow Incorporated
                             16559 Saticoy Street
                             Van Nuys, California 91406
                             Attention: Michael H. Figoff

      or at such other address as it may have furnished in writing to the Holder of Registrable Securities at the time outstanding, or

                       (ii) if to the Holder of any Registrable Securities,
            to the address of such Holder as it appears in the stock ledger of the Company.

                 (b) Any notice so addressed, when mailed by certified mail return receipt requested shall be deemed to be given three days, after so mailed, when telegraphed or telexed shall be deemed to be given when transmitted, or when delivered by hand or overnight delivery service shall be deemed to be given when delivered.

      8. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Holder.

      9. AMENDMENT; WAIVER AND TERMINATION. This Agreement may be amended, and the observance of any term of this Agreement may be waived, but only with the written consent of the company and the Holder. No delay on the part of any party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
Upon the conversion of the Warrants offered in the offering into identical warrants as are included in any registration statement pursuant to Paragraph 1(a) hereof, this Agreement shall terminate and be null and void. Thereafter, the Warrants shall be governed by the public warrant agreement relating to such warrants.

      10. COUNTERPARTS. One or more counterparts of this Agreement may be signed by the Parties, each of which shall be an original but all of which together shall constitute one and the same instrument.




                                     10

      11. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California, without giving effect to conflicts of law principles.

      12. INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable. in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

      13. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.



PUROFLOW INCORPORATED



By:__________________________       ______________________________
      Name:                         Signature of Holder
      Position:


                                    ______________________________
                                    Print Name of Holder



                                    ______________________________



                                    ______________________________
                                    Print Address of Holder



                                     11

                                EXHIBIT 5.1
                                -----------



                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                      A Limited Liability Partnership
                    Including Professional Corporations
                              Attorneys at Law
                    333 South Hope Street, Forty-Eighth Floor
                       Los Angeles, California 90071
                          Telephone (213) 620-1780
                                      -----
                          Facsimile (213) 620-1398
                                      -----


                              January 13, 1997



Puroflow Incorporated
16559 Saticoy Street
Van Nuys, California 91406

            Re:   REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

            We have acted as counsel for Puroflow Incorporated, a Delaware corporation ("Company"), and in such capacity have examined the Company's Registration Statement on Form SB-2 ( the "Registration Statement"), filed by the Company with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"), relating to the proposed public offering by certain security holders of the Company of (i) up to 2,530,000 shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company ("Company Shares"), (ii) Placement Agents' Options to purchase up to 177,100 shares of the Company's Common Stock ("Options"), and (iii) the shares of Common Stock underlying the Options ("Option Shares").

            As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below including the Company's Certificate of Incorporation, as amended to date, the Company's Bylaws, as amended to date, proceedings of the Company's Board of Directors and other corporate proceedings relating to the organization of the Company and the authorization and issuance of the Company Shares, the Options, and the Option Shares. We have assumed the genuineness and authorization of all

Puroflow Incorporated
January 13, 1997
Page 2




signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Further, we have assumed the due execution and delivery of certificates representing the Company Shares, the Options, and the Option Shares.

            Based upon the foregoing, and relying solely thereon, we are of the opinion that:

            1. The Company Shares and the Options are duly authorized, validly issued, fully paid and nonassessable.

            2. The Option Shares are duly authorized, and will be, when issued, delivered and paid for in the manner and upon the terms contemplated by the Options, validly issued, fully paid and nonassessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                             Sincerely,


                             /s/ Sheppard, Mullin, Richter & Hampton LLP

                                EXHIBIT 23.2
                                ------------




                      CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 11, 1996, relating to the consolidated financial statements of Puroflow Incorporated (a Delaware corporation), and Subsidiaries, and to the reference to our Firm under the heading "Experts" in the Prospectus.



/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
Burbank, California

January 10, 1997